Exhibit 10.45

OFFICE LEASE

525 Market Street

San Francisco, California

KNICKERBOCKER PROPERTIES, INC. XXXIII,

Landlord

and

BRE PROPERTIES, INC.,

Tenant

(i)

ARTICLE 11 -	REPAIRS	19

ARTICLE 12 -	ASSIGNMENT AND SUBLETTING	19
12.01 General		19
12.02 Notice and Procedure		20
12.03 Continuing Liability of Tenant		21
12.04 Bankruptcy		21
12.05 Limitation on Remedies		22
12.06 Transfer Premium		22
12.07 Affiliated Companies/Restructuring of Business Organization		23
12.08 Landlord’s Option as to Transfer Space		23

ARTICLE 13 -	INDEMNIFICATION AND LANDLORD LIABILITY	24
13.01 Waiver of Liability		24
13.02 Indemnity		25
13.03 Landlord Liability		25
13.04 Consequential Damages		25

ARTICLE 14 -	DESTRUCTION OR DAMAGE	25

ARTICLE 15 -	WAIVER OF SUBROGATION	27

ARTICLE 16 -	RULES AND REGULATIONS	27
16.01 Rules and Regulations		27
16.02 Certain Fireproofing and Insulating Materials		28
16.03 Asbestos		28

ARTICLE 17 -	ENTRY BY LANDLORD	28
17.01 Entry to the Premises		28
17.02 Alterations to Building		29

ARTICLE 18 -	DEFAULT	29
18.01 Events of Default		29
18.02 Landlord’s Remedies		30
18.03 Rent Computation		30
18.04 Interest		31
18.05 Late Charges		31
18.06 Lease Continues Until Termination		31
18.07 Remedies Cumulative		31
18.08 Waiver of Redemption		31

ARTICLE 19 -	LANDLORD’S RIGHT TO CURE DEFAULTS	31

ARTICLE 20 -	ATTORNEYS’ FEES	32

ARTICLE 21 -	HOLDING OVER	32

ARTICLE 22 -	WAIVER	32

ARTICLE 23 -	EMINENT DOMAIN	33
23.01 Taking of Premises		33
23.02 Condemnation Award		33
23.03 Temporary Taking		33

(ii)

ARTICLE 24 -	SALE BY LANDLORD	34

ARTICLE 25 -	SUBORDINATION	34
25.01 Subordination of this Lease		34
25.02 Subordination of Mortgage		35

ARTICLE 26 -	NO MERGER	35

ARTICLE 27 -	SURRENDER OF PREMISES	35

ARTICLE 28 -	ESTOPPEL CERTIFICATE	35

ARTICLE 29 -	NO LIGHT, AIR OR VIEW EASEMENT	36

ARTICLE 30 -	NOTICES	36

ARTICLE 31 -	[INTENTIONALLY DELETED]	36

ARTICLE 32 -	SUCCESSORS	36

ARTICLE 33 -	INSURANCE	36
33.01 Liability Insurance		36
33.02 Tenant’s Property Insurance		37
33.03 Worker’s Compensation Insurance		37
33.04 Business Interruption Insurance		37
33.05 Other Coverage		37
33.06 Insurance Criteria		38
33.07 Evidence of Coverage		38
33.08 Landlord’s Insurance		38

ARTICLE 34 -	BUILDING DIRECTORY	38

ARTICLE 35 -	TERMINATION OF MASTER LEASE AND MASTER SUBLEASE	38

ARTICLE 36 -	PARKING	39

ARTICLE 37 -	MISCELLANEOUS	40
37.01 Captions		40
37.02 Time of Essence		40
37.03 Terms; Joint and Several Liability		40
37.04 Governing Law		40
37.05 Cumulative Remedies		40
37.06 Entire Agreement		40
37.07 Invalidity		40
37.08 Authority		40
37.09 No Representations or Warranties		41
37.10 Brokers		41
37.11 Amendments		41
37.12 Landlord’s Agent		41
37.13 Proration		41
37.14 Waiver of Jury Trial		41
37.15 No Recordation		41
37.16 Exhibits		41

(iii)

LIST OF EXHIBITS

EXHIBIT A	FLOOR PLAN
EXHIBIT B	RULES AND REGULATIONS
EXHIBIT C	WORKLETTER AGREEMENT
EXHIBIT D	DESIGN STANDARDS
EXHIBIT E	ESTOPPEL CERTIFICATE
EXHIBIT F	CALIFORNIA ASBESTOS NOTIFICATION
EXHIBIT G	OPTION TO EXTEND TERM
EXHIBIT H	JANITORIAL SPECIFICATIONS
EXHIBIT I	FORM OF SNDA

LETTER OF CREDIT RIDER

(i)

OFFICE LEASE

THIS OFFICE LEASE (the “Lease”) is made and entered into as of December     , 2004 by and between KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation (“Landlord”), and BRE PROPERTIES, INC., a Maryland Corporation (“Tenant”).

Landlord and Tenant specifically agree as follows:

ARTICLE 1 - DEFINED TERMS AND BASIC TERMS

The terms listed below shall have the following meanings throughout this Lease:

(a) Landlord: Knickerbocker Properties, Inc. XXXIII, a Delaware corporation

(b) Landlord’s Agent: Cushman & Wakefield of California, Inc., a California corporation

(c) Tenant: BRE Properties, Inc., a Maryland corporation

(d) Building: 525 Market Street, San Francisco, California

(e) Premises: The entirety of the rentable area of the fourth (4th) floor of the Building as shown cross-hatched on Exhibit “A” attached hereto

(f) Rentable Office Area of Building: (1) 1,004,502 rentable square feet for purposes of determining Tenant’s Percentage Share (Direct Expenses) and (2) 1,018,798 rentable square feet for purposes of determining Tenant’s Percentage Share (Taxes)

(g) Rentable Area of the Premises: 28,339 rentable square feet

(h) Term: Ten (10) years and six (6) months

(i) Scheduled Commencement Date: August 1, 2005

(j) Expiration Date: The date which is ten (10) years and six (6) months after the Commencement Date (as defined in Article 3 of the Lease)

(k) Base Rent: The Annual Base Rent and Monthly Base Rent payable by Tenant for the Premises during the initial Term shall be as set forth in the following schedule:

Months of Lease Term	Annual Base Rent	Monthly Base Rent	Annual Base Ret Rate Per Rentable Square Foot of the Premises
1-24	$623,458.00	$51,954.83	$22.00
25-48	$680,136.00	$56,678.00	$24.00
49-72	$708,475.00	$59,039.58	$25.00
73-96	$765,153.00	$63,762.75	$27.00
97-108	$793,492.00	$66,124.33	$28.00
109-126	$878,509.00	$73,209.08	$31.00

(l) Base Year: 2006

(m) Tenant’s Percentage Share (Direct Expenses): 2.8212%

(n) Tenant’s Percentage Share (Taxes): 2.7816%

(o) Use: General office use consistent with the character of the Building as a first-class office building

(p) Tenant’s Address for Notices: Until Tenant commences business operations from the Premises:

BRE Properties, Inc.

44 Montgomery Street, 36th Floor

San Francisco, California 94104

Attention: Edward F. Lange, Jr.

With a simultaneous copy to:

Miller & Fanwick, LLP

260 Sheridan Avenue, Suite 208

Palo Alto, California 94306

Attention: Kerry Fanwick, Esq.

Thereafter:

BRE Properties, Inc.

525 Market Street

4th Floor

San Francisco, CA 94105

Attention: Edward F. Lange, Jr.

With a simultaneous copy to:

Miller & Fanwick, LLP

260 Sheridan Avenue, Suite 208

Palo Alto, California 94306

Attention: Kerry Fanwick, Esq.

(q) Landlord’s Address for Notices:

Knickerbocker Properties, Inc. XXXIII

c/o Cushman & Wakefield of California, Inc.

525 Market Street, 14th Floor

San Francisco, California 94105

Attn: Property Manager

With a simultaneous copy to:

Knickerbocker Properties, Inc. XXXIII

c/o J.P. Morgan Investment Management, Inc.

522 Fifth Avenue

New York, New York 10036

Attn: Asset Manager for 525 Market Street

(r) Brokers: Cushman & Wakefield of California, Inc. for Landlord and Newmark Pacific, Inc. for Tenant

(s) Other Defined Terms: Certain other defined terms are defined when they first appear within the body of this Lease

ARTICLE 2 - PREMISES

2.01 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Term and subject to the agreements, conditions and provisions contained in this Lease to each and all of which Landlord and Tenant hereby mutually agree.

2.02 Rentable Area. The Rentable Area of the Premises and the Rentable Office Area of the Building shall mean the amounts as set forth in Article 1(g) and (f), respectively. The parties hereby stipulate that the Rentable Area of the Premises is the amount set forth in Article 1(g). Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon Rentable Area of the Premises.

2.03 Common Areas. “Common Areas” shall mean the lobby, plaza and sidewalk areas, subterranean garage and other similar areas of general access and the areas on individual floors in the Building devoted to corridors, fire vestibules, elevators, foyers, lobbies, electric and telephone closets, stairways, restrooms, mechanical rooms, janitor’s closets, and other similar facilities and shall also mean those areas of the Building devoted to mechanical and service rooms and levels servicing the Building and basement, mezzanine and penthouse service facilities.

2.04 Condition of the Premises. Except as specifically set forth in this Lease and in the Workletter Agreement attached hereto as Exhibit “C” (the “Workletter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or the Building except as specifically set forth in this Lease and the Workletter, if any. Except for the work to be performed by Landlord as described in the Workletter, if any, Tenant accepts the Premises in an “as is” condition; provided, however, that: (i) Landlord shall deliver the Premises to Tenant with the Base Building (as such term is defined below in this Section 2.04) systems (including, without limitation, the life safety, life support, security and emergency back up systems) servicing the Premises in good operating condition; and (ii) upon the date of delivery of the Premises to Tenant, the following portions of the Building shall be in compliance with the Americans with Disabilities Act (“ADA”) as of such delivery date, with such ADA compliance to be determined based upon the condition of the Premises existing as of such delivery date without regard to any tenant improvements, alterations or other improvements to be constructed or installed by or on behalf of Tenant in the Premises or Tenant’s use of the Premises for purposes other than for general office use: (A) the “path of travel” from the Building entrance to the Premises and (B) the restrooms located in the Premises. As used herein, “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor on which the Premises are located.

ARTICLE 3 - TERM

Upon the execution of this Lease by both parties, the terms and provisions hereof shall be fully binding upon Landlord and Tenant prior to the occurrence of the Commencement Date (as hereinafter defined). The term of this Lease (the “Term”) shall commence on that date (the “Commencement Date”) which is the earlier to occur of (i) the later to occur of (a) the “Scheduled Commencement Date” specified in Article 1(i) (i.e., August 1, 2005), or (b) the date which is five (5) months after the date Landlord delivers possession of the Premises to Tenant, or (ii) the date Tenant commences business operations from the Premises. Unless sooner terminated as hereinafter provided, the Term shall end on the “Expiration Date” specified in Article 1(j). If Landlord does not tender possession of the Premises to Tenant on or before the Scheduled Commencement Date, for any reason whatsoever, Landlord shall not be liable for any damage thereby, this Lease shall not be void or voidable thereby, and, except as otherwise provided in the Workletter, if any, Tenant shall not be liable for any rent until the Commencement Date. No failure to tender possession of the Premises to Tenant on or before the Scheduled Commencement Date shall: (a) in any way affect any other obligations of Tenant hereunder, or (b) extend the Expiration Date. Notwithstanding the foregoing, Tenant shall have the right to extend the Term, pursuant to Exhibit “G” attached hereto. Once the Commencement Date has been determined, Landlord and Tenant shall execute an amendment to this Lease stating the Commencement Date.

ARTICLE 4 - RENT

4.01 Base Rent. Tenant shall pay to Landlord for the use of the Premises an Annual Base Rent in the amount specified in Article 1(k) (subject to adjustment as provided in Articles 5 and 6), payable without notice or demand in equal monthly installments in advance, beginning on the Commencement Date and on the first day of each calendar month thereafter during the Term in the sum specified in Article 1(k) (the “Monthly Base Rent”).

4.02 Payment. All payments required to be made by Tenant under this Lease shall be in lawful money of the United States of America and shall be made without any setoff, deduction or counterclaim whatsoever and shall be made payable to and delivered to Landlord at the office of Landlord in the Building or such other place as Landlord may designate. Landlord shall have the right to require payments to be made in current funds transmitted by wire transfer to Landlord to a bank designated by Landlord. Concurrently with the execution of this Lease, Tenant shall pay to Landlord the first month’s rental due hereunder.

4.03 Partial Months. If the Commencement Date is a day other than the first day of a calendar month or if the Term expires or is terminated on a day other than the last day of a calendar month, then the Monthly Base Rent for the first and last fractional months of the Term shall be prorated on the basis of the number of days elapsed of the subject month.

ARTICLE 5 - DIRECT EXPENSES ADJUSTMENT

5.01 Increased Direct Expenses. The “Base Year” is that calendar year specified in Article 1(l). The Annual Base Rent payable during each calendar year of the Term subsequent to the Base Year shall be increased by Tenant’s Percentage Share (Direct Expenses) as specified in Article 1(m) of any increase in “Direct Expenses,” as defined in Section 5.02, paid or incurred by Landlord during such calendar year in excess of the Direct Expenses paid or incurred by Landlord during the Base Year (which increase is hereinafter referred to as the “Increased Direct Expenses”). Landlord may, at or after the Commencement Date or the start of any calendar year subsequent to the Base Year, notify Tenant of the amount which Landlord estimates will be Tenant’s monthly share of Increased Direct Expenses for such calendar year, and the amount of such estimated Increased Direct Expenses shall be added to the Monthly Base Rent payments required to be made by Tenant in such year. A Statement (the “Statement”) of the Increased Direct Expenses payable by Tenant for each year subsequent to the Base Year shall be given to Tenant within a reasonable period of time after the end of each calendar year; provided, however, that Landlord’s failure to provide Tenant with a Statement for a particular year within one (1) year after the end of such year in question, shall constitute a waiver of Landlord’s right to collect any excess payable for such year; provided further, however, that such limitation on Landlord’s ability to collect any excess as a result of any late delivery of such Statement shall not preclude Landlord from modifying any Statement once such Statement is timely delivered, as provided hereinabove, to correct any errors or reflect any new information received by Landlord with respect to the Direct Expenses shown on such Statement (including, without limitation, as a result of any new or supplemental tax bills issued by the applicable taxing authority or any audit conducted by Tenant or any other tenant of the Building), so long as Landlord delivers such revised Statement to Tenant by no later than the earlier of (i) one (1) year after Landlord becomes aware of such errors or receives such new information or (ii) one (1) year after the end of the year to which such modification would apply; provided, however, that clause (ii) of this sentence shall not apply to supplemental tax bills. In the event that any such revised Statement so delivered shows that an additional excess is present, then Tenant shall pay to Landlord, within thirty (30) days of receipt of the revised Statement, the amount of the additional excess. If any such revised Statement reflects that Tenant has overpaid Tenant’s Percentage Share of Direct

Expenses for such year, Landlord shall, at its option, either credit such overpayment toward Tenant’s next rent payment(s) under this Lease or remit to Tenant with such applicable revised Statement the amount of the overpayment. If Tenant’s Percentage Share of any Increased Direct Expenses as shown on such Statement is greater or less than the total estimated amounts actually paid by Tenant during the year covered by such Statement, then within fifteen (15) days thereafter, Tenant shall pay in cash any sums owed Landlord or, if applicable, Tenant shall receive a credit against any rent next accruing for any sum owed Tenant. If the Commencement Date is a date other than January 1, then the amount of Increased Direct Expenses payable by Tenant during the month and year in which the Lease commences shall be prorated on the basis of a three hundred sixty (360) day year from the Commencement Date to December 31 of the year in which the Lease commences. If this Lease expires or is terminated on a day other than the last day of a calendar year, the amount of Increased Direct Expenses payable by Tenant during the year in which the Lease expires or is terminated shall be prorated on the basis which the number of days from the commencement of the calendar year to and including the date on which the Lease expires or is terminated bears to three hundred sixty (360), and shall be due and payable monthly in advance notwithstanding the expiration or earlier termination of the Term. Following expiration of the calendar year in which the Lease expired or was terminated, Landlord shall give a final Statement to Tenant for such calendar year. If Tenant’s share of any Increased Direct Expenses as shown on the final Statement is greater or less than the total amounts of Increased Direct Expenses actually paid by Tenant during the year covered by the final Statement, then within fifteen (15) days thereafter the appropriate party shall pay to the other party any sums owed in the manner provided above. If, after Landlord has issued a final Statement for a particular calendar year, subsequent reviews by Landlord of its books and records indicate that Landlord has undercharged Direct Expenses, or if subsequent to a calendar year Landlord determines that charges subsequently received by Landlord were reasonably attributable to such calendar year, Landlord may issue a revised final Statement, and Tenant shall, within fifteen (15) days thereafter, pay to Landlord Tenant’s Percentage Share (Direct Expenses) of the additional Increased Direct Expenses.

5.02 Direct Expenses. “Direct Expenses” as used herein shall include all costs, charges and expenses incurred in the course of ownership, management, administration, operation, repair and maintenance of the Building, the Common Areas and the areas adjacent thereto, including, without limitation:

(a) Wages, salaries and other compensation, expenses, benefits, and other sums payable, as well as any adjustment thereto, for employees, independent contractors and agents of Landlord at or below the level of property manager or building engineer.

(b) Costs and payments of service, maintenance, and inspection for landscaping, janitorial, window cleaning, rubbish removal, exterminating, elevator, escalator, life safety, security, plumbing, telecommunication, electrical and mechanical equipment or installations and the costs of purchasing or renting all such additional mechanical installations and equipment, supplies, tools, materials and uniforms.

(c) Premiums and other charges for insurance, including, without limitation, all risk, earthquake, public liability, property damage and workers’ compensation insurance, and such other insurance coverage in such amounts as Landlord, in its sole discretion, shall elect to maintain; provided, however, if any of the foregoing types of insurance were not in place in the Base Year and Landlord subsequently carries any of the foregoing types of insurance, prior to the calculating Tenant’s Percentage Share of Direct Expenses for the first calendar year Landlord carries such insurance and every subsequent calendar year that Landlord caries such additional type of insurance the Direct Expenses for the Base Year shall be increased to reflect the cost of such new insurance at the rate which would have been in effect during the Base Year.

(d) Costs of electricity, water, gas, steam, sewer and other utility services as described in Article 9 below.

(e) Sales, use and excise taxes on goods and services purchased or furnished by Landlord.

(f) License, permit, testing and inspection costs and fees.

(g) Attorneys’, accountants’ and consultants’ fees.

(h) Fees for local civic organizations and dues for professional and trade associations, including, without limitation, any amount paid to local civic groups for the betterment of the neighborhood in which the Building is located.

(i) Fees for management and accounting services and costs incidental thereto, whether provided by an independent management company, Landlord, or an affiliate of Landlord.

(j) The costs of any capital improvements, equipment or devices installed or paid for by Landlord (including the costs of any changes to the Building HVAC system (as defined in Section 9.01(a)) in order to conform with any change in laws, rules, regulations or requirements of any governmental or quasi-governmental authority having jurisdiction or of the Board of Fire Underwriters or similar insurance body. If any such capital improvement is made in compliance with requirements of any federal, state or local law or governmental regulation, then the reasonable annual amortization (amortized over the useful life of the capital improvement in question), of the cost of such improvements (which direct cost shall include interest at the Prime Rate as defined in Section 5.02(o) on the date such cost is incurred) shall be deemed Direct Expenses in each year during the term of the amortization period.

(k) The costs of any capital improvements (including capital improvements required by law), equipment or devices installed or paid for by Landlord and reasonably intended to effect a labor saving, energy saving measure or to effect other economies in the operation or maintenance of the Building, as well as interest on the unamortized balance at the Prime Rate on the date the costs are incurred or such higher rate as may have been paid by Landlord on such borrowed funds. Such costs shall be amortized over the useful life of the improvements.

(l) The costs of minor capital improvements or expenditures where each such improvement or expenditure costs less than Three Thousand Dollars ($3,000).

(m) The costs of (i) exterior window coverings provided by Landlord, (ii) carpeting and wall coverings in the Common Areas, and (iii) other fixtures and furnishings in

Common Areas which, as a result of normal use, require periodic replacement, amortized over the useful life of such improvements (as determined by Landlord), as well as interest on the unamortized balance at the Prime Rate on the date the costs are incurred or such higher rate as may have been paid by Landlord on borrowed funds, if more than thirty-five percent (35%) of the window coverings, carpeting or furnishings are replaced during any calendar year. If thirty-five percent (35%) or less of the window coverings, carpeting or furnishings are replaced during any calendar year then the entire cost of replacing such draperies, window coverings, carpeting or furnishings shall be Direct Expenses in the calendar year the cost is incurred.

(n) Depreciation or amortization of the costs of materials, tools, supplies and equipment purchased by Landlord to enable Landlord to supply services which Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services.

(o) “Prime Rate” shall mean the base rate (or its equivalent) of interest announced publicly in New York, New York from time to time by Citibank, N.A. (or if Citibank, N.A. ceases to exist, the largest bank headquartered in the State of New York), but in no event in excess of the maximum rate of interest permitted by law.

(p) In determining the amount of Direct Expenses which vary with the occupancy rate of the Building, if less than one hundred percent (100%) of the Building rentable area shall have been occupied by tenant(s) at any time during any such year, such Direct Expenses shall be determined for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been one hundred percent (100%) throughout such year.

(q) Notwithstanding anything contained herein to the contrary, Direct Expenses shall not include: (i) legal fees, brokerage fees, leasing commissions, advertising costs or other related expenses incurred by Landlord in connection with the leasing of tenant space in the Building; (ii) except as otherwise provided herein, repairs, alterations, additions, improvements or replacements of a capital nature made to rectify or correct any material defect in the original design, materials or workmanship of the Building or Common Areas; (iii) damage and repairs attributable to fire or other casualty to the extent covered by insurance; (iv) salaries of personnel to the extent of time not actually allocated to the management, operation, administration, repair or maintenance of the Building; (v) legal fees, accounting fees and other professional expenses incurred in connection with disputes with tenants or occupants of the Building or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Building; (vi) costs (including permits, licensing and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering space for tenants or licensees (excluding Common Areas) in the Building; (vii) any payments of interest or principal payable by Landlord with respect to any debts secured by a deed of trust or mortgage on the Building or the underlying real property; (viii) depreciation and amortization on the Building; (ix) all items and services for which Tenant directly reimburses Landlord or pays third persons or which Landlord provides selectively without direct reimbursement to one or more tenants or occupants of the Building (other than Tenant) which are not customary for normal office or retail use; (x) all costs incurred which are subject to direct reimbursement by other tenants of Building or other parties, including expenses for repair or replacement paid by proceeds of insurance or through condemnation awards; (xi) ground rent (if any) plus escalations thereto; (xii) any costs paid for services or materials to a person or entity affiliated with Landlord in excess of then existing markets rates for such services or materials; (xiii) rentals and other related expenses incurred in leasing air conditioning systems, elevations or other equipment (except when needed in connection with normal repairs and maintenance of the Building and/or to ameliorate an emergency condition in the Building) which if purchased, rather than rented, would constitute a capital improvement not included in Direct Expenses pursuant to this Lease; (xiv) costs of cleanup, removal and/or remediation of any Hazardous Substances (as such term is defined in Section 8.05 below) in, on or under the Building required to comply with Environmental Laws (as such term is defined in Section 8.05 below) which are incurred as a result of the introduction by Landlord or any tenant of the Building of any such Hazardous Substances in, on or under the Building in violation of Environmental Laws in effect at the time of such introduction; (xv) the cost of performing or providing special services or installations to or for tenants or occupants to the extent such service exceeds that provided by Landlord to Tenant without charge hereunder; (xvi) electricity costs or overtime HVAC costs, if charged separately to any other tenant in the Building; (xvii) Taxes (as hereinafter defined); (xviii) the cost of installing, operating, and maintaining any specialty improvements not normally installed, operated or maintained in the Comparable Buildings (as such term is defined in Section 9.03 below), such as an observatory, broadcasting facility, restaurant or luncheon club, athletic or recreational club, theater or cafeteria (it being understood that the operating costs associated with the fitness facility (if any) shall be included in Direct Expenses); (xix) the cost of any additions to the Building that result in a larger building; (xx) costs arising from or as a result of latent defects in the Building or the improvements installed by Landlord; (xxi) penalties and interest charges incurred as a result of Landlord’s negligence or failure to make payments when due; (xxii) wages, salaries, fees and fringe benefits paid to executive personnel or officers or partners of Landlord; (xxiii) to the extent not reimbursed by parking fees, costs of parking attendants provided in connection with the operation of the Building’s parking facility; and (xxiv) any costs expressly excluded from Direct Expenses elsewhere in this Lease.

5.03 Statement of Increased Direct Expenses. The annual Statement of Increased Direct Expenses shall be made by or verified by an accounting or auditing officer of Landlord or, at Landlord’s election, by an independent certified public accountant (“CPA”). Within three (3) months after receipt of the Statement (“Audit Period”), Tenant (together with its independent certified public accountants, provided that it is a nationally recognized accounting firm which is not compensated on a contingent fee basis) shall be entitled, upon five (5) days prior written notice and during normal business hours at Landlord’s office or such other place as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Direct Expenses for the calendar year for which the Statement was prepared. Tenant recognizes the confidential nature of such books and records and agrees to maintain the information obtained from such examination in strict confidence. If, after inspection and examination of such books and records, which must be conducted within ten (10) days of such books and records being made available to Tenant (“Examination Period”), Tenant still disputes the amounts of Direct Expenses charged by Landlord, Tenant shall have thirty (30) days, by written notice to Landlord, to request an independent audit of such books and records (“Request Period”). The independent audit of the books and records shall be conducted by a CPA acceptable to both Landlord and Tenant. If, within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting an audit, Landlord and Tenant are unable to agree on the CPA to conduct such audit, then Landlord shall designate a nationally recognized accounting firm not then employed by Landlord or Tenant to conduct such audit, within thirty (30) days following the expiration of the Request Period. The audit shall be limited to the determination of the amount of Direct Expenses for the subject calendar year. If the audit discloses that the amount of Increased Direct Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Direct Expenses for the subject calendar year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit. Tenant shall keep any information gained from such audit confidential and shall not disclose it to any other party. The exercise by Tenant of its audit rights hereunder shall not relieve Tenant of its obligation to pay prior to the request for an inspection and examination of Landlord’s books and records or any audit all sums due hereunder, including, without limitation, the disputed Increased Direct Expenses. If Tenant does not elect to exercise its rights to audit during the Audit Period, and does not elect to examine the books and records during the Examination Period, and does not elect to cause the books and records to be audited during the Request Period, then Landlord’s annual Statement shall conclusively be deemed to be correct, and Tenant shall be bound by Landlord’s determination.

ARTICLE 6 - TAX ADJUSTMENT

6.01 Increased Taxes. The Annual Base Rent payable during each calendar year of the Term subsequent to the Base Year shall be increased by Tenant’s Percentage Share (Taxes) (as specified in Article 1(n)) of any increase in taxes (“Taxes” as defined in Section 6.02) paid or incurred by Landlord during such calendar year in excess of the amount of Taxes paid or incurred by Landlord during the Base Year (which increase is hereinafter referred to as the “Increased Taxes”). Landlord may, at or after the Commencement Date or the start of any calendar year subsequent to the Base Year, notify Tenant of the amount which Landlord estimates will be Tenant’s monthly share of Increased Taxes for such calendar year, and the amount thereof shall be added to the Monthly Base Rent payments required to be made by Tenant in such year. Statements of the Increased Taxes payable by Tenant for each year subsequent to the Base Year shall be given to Tenant within a reasonable period of time after the end of each calendar year. If Tenant’s share of any Increased Taxes as shown on such statement is greater or less than the total amounts actually paid by Tenant during the year covered by such statement, then within fifteen (15) days thereafter, Tenant shall pay in cash any sums owed Landlord or, if applicable, Tenant shall receive a credit against any rent next accruing for any sum owed Tenant. If the Commencement Date is a date other than January 1, than the amount of the Increased Taxes payable by Tenant during the month and year in which the Lease commences shall be prorated on a basis of a three hundred sixty (360) day year from the Commencement Date to December 31 of the year in which the Lease commences. If this Lease expires or is terminated on a day other than the last day of a calendar year, the amount of Increased Taxes payable by Tenant during the year in which the Lease expires or is terminated shall be prorated on the basis which the number of days from the commencement of the calendar year to and including the date on which the Lease expires or is terminated bears to three hundred sixty (360), and shall be due and payable monthly in advance notwithstanding the expiration or earlier termination of the Term. Following expiration of the calendar year in which the Lease expired or was terminated, Landlord shall give a final statement of Increased Taxes for such calendar year. If Tenant’s share of any Increased Taxes as shown on such final statement is greater or less than the total amounts of Increased Taxes actually paid by Tenant during the year covered by the statement, then within fifteen (15) days thereafter the appropriate party shall pay to the other party any sums owed. If the State of California or the City and County of San Francisco changes the real property tax collection procedure from the existing procedure or timing, Landlord shall have the right to require Tenant to pay Tenant’s pro rata portion of such cost thirty (30) days prior to the due date of such cost.

6.02 Taxes. “Taxes” as used herein shall include all taxes, assessments and charges (including costs and expenses (including, without limitation, legal fees and disbursements) of contesting the amount or validity thereof by appropriate administrative or legal proceedings) levied upon or with respect to the Building or any personal property of Landlord, or Landlord’s interest in the Building or such personal property, including, without limitation, all real property taxes and general and special assessments; charges, fees, levies or assessments for transit, housing, police, fire or other governmental services or purported benefits to the Building; service payments in lieu of taxes; and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Building, on the use or occupancy of the Building or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Building, which may now or hereafter be levied or assessed against Landlord by the United States of America, the State of California, or any political subdivision, public corporation, district or other political or public entity, and any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to (in whole or in part) any other property taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. In addition, “Taxes” shall include the costs (amortized over such period as Landlord shall reasonably determine), of any transit impact development fees, housing and child care contributions or other similar or dissimilar impositions required of Landlord by the City and County of San Francisco or the State of California and interest on the unamortized balance at the Prime Rate prevailing from time to time.

6.03 Additional Taxes. In addition to the Monthly Base Rent and other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes, surcharges, levies, assessments, fees and charges payable by Landlord, whether or not now customary or within the contemplation of the parties hereto: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or the cost or value of any leasehold improvements, regardless of whether title to such improvements shall be in Tenant or Landlord; (b) upon, or measured by, any rent or other amounts payable hereunder, including, without limitation, any gross income tax, gross receipts tax or excise tax levied by the City and County of San Francisco, the State of California, the federal government of the United States or any other governmental body with respect to the receipt of such rent or other amounts; (c) upon, or with respect to, the possession, leasing, operation, management, maintenance, alteration, repair, restoration, use or occupancy by Tenant of the Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

6.04 Exclusion. Notwithstanding the foregoing, federal, state, and local documentary transfer taxes, gift, franchise, inheritance, gross receipts, transfer, succession and estate taxes, and income taxes shall not be included as Taxes unless any such taxes are paid for the normal use, operation, maintenance or repair of the Building, nor shall the computation of increases in Taxes for which Tenant shall pay Tenant’s Percentage Share include any amounts paid by Tenant under Section 6.03 or any amounts separately billed to a particular tenant of the Building with respect to similar matters (other than as its percentage share of increases in Taxes).

6.05 Proposition 13 Protection. Notwithstanding anything to the contrary contained in this Lease, in the event that at any time during the initial Term prior to December 31, 2006 (the “Prop 13 Cut-Off Date”), any sale, refinancing, or change in ownership of the Building is consummated, and as a result thereof, and to the extent that in connection therewith, the Building is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 (as adopted by the voters of the State of California in the June, 1978 election), then Tenant shall not be obligated to pay any portion of the Tax Increase (as defined below in this Section 6.05) relating to the Reassessment occurring on or before the Prop 13 Cut-Off Date. For purposes of this Section 6.05, the term “Tax Increase” shall mean that portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Reassessment shall not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Building, the base, shell and core of the Building, or the tenant improvements located in the Building, (ii) is attributable to assessments pending immediately prior to the Reassessment, which assessments were conducted during, and included in, such Reassessment or which were otherwise rendered unnecessary following the Reassessment, or (iii) is attributable to the annual inflationary increase to real estate taxes.

ARTICLE 7 - [INTENTIONALLY DELETED]

ARTICLE 8 - USE

8.01 General. The Premises shall be used only for general office use and for the purposes specified in Article 1(o) and for no other use or purpose without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.

8.02 No Nuisance or Waste. Tenant shall not do or permit anything to be done in, or about the Premises which will in any way obstruct or interfere with the rights of Landlord and other tenants or occupants or invitees of the Building or injure them, nor shall Tenant cause, maintain or permit any nuisance in, on, or about the Building or the Premises. Tenant shall not commit or suffer the commission of any waste in, on, or about the Building or the Premises.

8.03 No Illegal Use. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance, or governmental rule or regulation now in force or which may hereafter be enacted or promulgated or which conflicts with any certificate of occupancy for the Building or is prohibited by the Rules and Regulations attached hereto as Exhibit “B.” Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything therein which will in any way increase the rate of applicable insurance upon the Building or any of its contents, and Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations, and requirements now in force or which may hereafter be in force, and with the requirements of any Board of Fire Underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use, or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s alterations or improvements. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether Landlord be a party thereto or not, that Tenant has so violated any law, statute, ordinance, or governmental rule, regulation, or requirement, shall be conclusive of such violation as between Landlord and Tenant.

8.04 Alterations to Common Areas. If changes or alterations are made by Landlord to any portion of the Building, including, without limitation, the Common Areas, Landlord shall not thereby be subject to any liability nor shall Tenant be entitled to any compensation or any reduction or abatement of rent and such changes or alterations shall not be deemed to be a constructive or actual eviction or a breach of Landlord’s covenant of quiet enjoyment.

8.05 Hazardous Substances. California Health and Safety Code Section 25359.7(b) requires any tenant of real property who knows, or has reasonable cause to believe, that any release of a “Hazardous Substance,” as defined below, has come to be located on or beneath such real property to give written notice of such condition to the owner. Tenant shall comply with the requirements of Section 25359.7(b) and any successor statute thereto and with all other statutes, laws, ordinances, rules, regulations and orders of governmental authorities with respect to Hazardous Substances. For purposes of this Section 8.05, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (EPA) or in any list of toxic pollutants designated by Congress or the EPA or which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively “Environmental Laws”). Landlord shall have the right to pursue all legal and equitable remedies available to it in the event of failure of Tenant to comply with the requirements of this Section 8.05. Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in, or the escape, leakage, spillage, discharge, emission or release from, the Premises of any Hazardous Substances caused by Tenant (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), any so-called federal, state or local “Superfund” or “Superlien” laws or any other Environmental Law); provided, however, that the foregoing indemnity is limited to matters arising solely from Tenant’s violation of the covenant contained in this Section 8.05. The obligations of Tenant under this Section 8.05 shall survive any expiration or termination of this Lease.

ARTICLE 9 - SERVICES AND UTILITIES

9.01 General. So long as Tenant is not in default in the performance of its obligations under this Lease, Landlord shall:

(a) Operate or cause the operation in season of the heating, ventilating and air-conditioning (“HVAC”) system serving the Premises from 8:00 a.m. to 6:00 p.m., Monday through Friday, except for state and national holidays which are customarily observed in San Francisco, California (“Ordinary Business Hours”), at such temperatures and in such amounts as set forth in the Design Standards attached hereto as Exhibit “D,” subject to any applicable provisions of Title 24 of the California Code of Regulations or any similar governmental, municipal or public utility rules or regulations. Any HVAC provided by Landlord to Tenant during other than Ordinary Business Hours shall be furnished only upon at least twenty-four (24) hours prior written request of Tenant and Tenant shall pay Landlord’s customary charges for such services as set forth in Section 9.02. Should other tenants in the same HVAC zone which supplies the Premises also request HVAC during such period, then Tenant’s share of the charge for such HVAC shall be the fraction of the charge which the Rentable Area of the Premises bears to the total Rentable Area of the premises of other tenants within that HVAC zone so requesting and supplied HVAC. Tenant shall also be responsible for and shall pay Landlord any additional costs (including, without limitation, the costs of installation of additional HVAC equipment, if required by Landlord) incurred because of the failure of the HVAC system to perform its function due to (i) arrangement of partitioning in the Premises or changes or alterations thereto, (ii) or from any use of heat-generating machinery or equipment, or (iii) from occupancy of the Premises exceeding one person per one hundred (100) square feet of Rentable Area, or (iv) from failure of Tenant to keep all HVAC vents within the Premises free of obstruction. Tenant at all times agrees to cooperate fully with Landlord and to abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system. Landlord, its contractors and agents throughout the Term, shall have free access to any and all mechanical installations of Landlord or Tenant, including, but not limited to, air-cooling, fan, ventilating and machine rooms and electrical and telephone closets; and Tenant agrees there shall be no construction of partitions or other obstructions which may interfere with Landlord’s free access thereto, or interfere with the moving of Landlord’s equipment to and from the enclosures containing such installations. Tenant further agrees that neither Tenant, nor its agents, employees or contractors shall at any time enter the said enclosures or tamper with, adjust or touch or otherwise in any manner affect such mechanical installations.

(b) Provide access to water in the lavatories on each floor and, subject to any applicable provisions of Title 24 of the California Code of Regulations or any similar governmental, municipal or public utility rules or regulations governing energy consumption, make, or cause to be made, customary arrangements with public utilities and/or public agencies to furnish electric current to the Premises for Tenant’s use during Ordinary Business Hours, in amounts sufficient for normal lighting by overhead fluorescent fixtures and for normal use of typewriters and other office machines of similar low electrical consumption, but not including electricity required for independent air-conditioning units, special communications equipment, special lighting or any other item of equipment which (singly) consumes more than one (1.0) kilowatt per hour at rated capacity or requires a voltage other than 120 volts single-phase (collectively “High-Consumption Equipment”). Tenant shall not install any High-Consumption

Equipment in the Premises without Landlord’s written consent or otherwise exceed the electrical standards set forth on Exhibit “D” attached hereto. Landlord shall have no obligation to install dedicated circuits or other special circuitry or wiring. Tenant shall permit Landlord or its authorized agents to make periodic inspections of all facilities using electricity located within the Premises. If Landlord determines that Tenant is using electric current in excess of the amount required to be provided by Landlord pursuant to this Lease as described above, Landlord shall have the right to install an electric current meter in the Premises to measure the amount of electric current consumed on the Premises. The cost of such meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid for by Tenant, and Tenant shall pay Landlord promptly upon demand for all such costs, in addition to the costs of excess electric current as shown by such meter.

(c) Operate, maintain, clean, light, heat, ventilate and/or air-condition, as applicable, those portions of the Common Areas available for Tenant usage and provide such staffing and supervision as Landlord determines to be necessary. Tenant waives all claims against Landlord for losses due to theft or burglary, or for damages done by unauthorized persons in the Building. Landlord shall provide passenger elevator service in the Building on a twenty-four (24) hours per day, seven (7) days per week basis. Landlord may limit elevator service during times other than Ordinary Business Hours.

(d) Provide janitorial service on each business day (exclusive of Saturdays, Sundays and legal or union holidays), subject to access being granted to the person or persons employed or retained by Landlord to perform such work, all in accordance with the janitorial specifications attached hereto as Exhibit “H” (which are subject to change provided that the overall level of the janitorial services provided by Landlord is not reduced below the level set forth in the specifications attached as Exhibit “H”). Landlord shall not be required to provide janitorial services for portions of the Premises used for preparing or consuming food or beverages, for storage, as a mailroom, or for a lavatory (other than the Common Area lavatory rooms).

9.02 Supplementary Services. Tenant shall pay Landlord, at the charges established by Landlord from time to time, for all supplementary services provided by Landlord or its agents to Tenant, which charges shall be payable by Tenant upon demand by Landlord. Such supplementary services shall include, without limitation, freight elevator services on a first-come/first-serve basis, maintenance, repair, janitorial, cleaning, HVAC and other services provided during hours other than Ordinary Business Hours and/or in amounts not considered by Landlord as standard.

9.03 Modification of Services. Landlord reserves the right, at any time and from time to time during the term, to modify, delete from or add to all or any of the services provided to Tenant hereunder so long as the services provided to Tenant hereunder are at least comparable, in quality and in type, to the services provided to tenants in other comparable high-rise office buildings in the San Francisco Financial District (“Comparable Buildings”).

9.04 Interruption of Access, Use or Services. Landlord shall not be liable for any failure to provide access to the Premises, to assure the beneficial use of the Premises or to furnish any services or utilities when such failure is caused by natural occurrences, riots, civil disturbances, insurrection, war, court order, public enemy, accidents, breakage, repairs, strikes, lockouts, other labor disputes, the making of repairs, alterations or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, gas, steam, water, electricity, labor or other supplies or by any other condition beyond Landlord’s reasonable control, and Tenant shall not be entitled to any damages resulting from such failure, nor shall such failure relieve Tenant of the obligation to pay all sums due hereunder or constitute or be construed as a constructive or other eviction of Tenant; provided, however, that Landlord shall use reasonable efforts to continue to furnish services during the labor disputes. If any governmental entity promulgates or revises any statute, ordinance or building, fire or other code, or imposes mandatory or voluntary controls or guidelines on Landlord or the Building or any part thereof, relating to the use or conservation of energy, water, gas, steam, light or electricity or the provision of any other utility or service provided with respect to this Lease, or if Landlord is required or elects to make alterations to the Building in order to comply with such mandatory or voluntary controls or guidelines, Landlord may, in its sole discretion, comply with such mandatory or voluntary controls or guidelines, or make such alterations to the Building. Neither such compliance nor the making of such alterations shall in any event entitle Tenant to any damages, relieve Tenant of the obligation to pay any of the sums due hereunder, or constitute or be construed as a constructive or other eviction of Tenant.

ARTICLE 10 - ALTERATIONS

10.01 General. Tenant shall neither make nor cause to be made any alterations, additions or improvements (collectively “Alterations”) in, on or to any portion of the Building or the Common Areas outside of the interior of the Premises. Tenant shall not make or suffer to be made any Alterations in, on or to the Premises or any part thereof without the prior written consent of Landlord, which consent will not be unreasonably withheld; provided, however, Landlord may withhold its consent in its sole discretion if any proposed Alterations may adversely affect the structure or safety of the Building, the Building’s electrical, plumbing, HVAC, mechanical or life safety systems or may otherwise disturb any asbestos-containing materials. Notwithstanding anything to the contrary contained in this Section 10.01, Tenant may make non-structural alterations, additions or improvements to the interior of the Premises (collectively, the “Acceptable Changes”) without Landlord’s consent, provided that (a) Tenant delivers to Landlord written notice of such Acceptable Changes at least ten (10) days prior to the commencement thereof, (b) the aggregate cost of such Acceptable Changes during any (6) consecutive month period does not exceed Ten Thousand Dollars ($10,000.00), (c) such Acceptable Changes shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 10, (d) such Acceptable Changes do not require the issuance of a building permit or other governmental approval, (e) such Acceptable Changes do not affect any Systems and Equipment (as defined below in Section 10.06) and cannot be seen from outside the Premises, (f) such Acceptable Changes may disturb any asbestos-containing material, and (g) such Acceptable Changes shall be performed by qualified contractors and subcontractors which normally and regularly perform similar work in buildings comparable to the Building located in the vicinity of the Building. If such consent is granted, such Alterations must be made in compliance with this Article 10 and Section 16.02. When applying for any such consent, Tenant shall furnish complete plans and specifications for the desired Alterations, if the cost thereof is more than One Thousand Dollars ($1,000) or if the proposed Alteration may affect the plumbing, electrical, HVAC, or structural systems of the Building or may otherwise disturb any asbestos-containing materials. If Landlord so requests, upon completion of such Alterations, Tenant shall furnish to Landlord “as-built” plans for such Alterations. Subsequent to obtaining Landlord’s consent and prior to commencement of construction of the Alterations, Tenant (a) shall deliver to Landlord, the building permit and a copy of the executed construction contract covering the Alterations, (b) shall, at its expense, obtain all permits, approvals and certificates required by governmental or quasi-governmental bodies, and (c) shall furnish to Landlord duplicate original policies of Workers’ Compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alterations) and comprehensive public liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts (except that Workers’ Compensation shall be in statutory amounts) as Landlord reasonably may require, naming Landlord and its agents, any lessor under any Superior Lease and any mortgagee of a Mortgage (as such terms are hereinafter defined), as additional insureds. If any such Alterations involve disturbing any asbestos-containing materials, Tenant shall deliver to Landlord all necessary documentation relating to such work and the proper handling and disposal of such asbestos-containing materials. Tenant shall pay to Landlord upon demand a review fee (the “Review Fee”) in the amount of the higher of Two Hundred Dollars ($200) or two percent (2%) of the construction cost of the Alterations to compensate Landlord for the cost of review and approval of the plans and specifications and for additional administrative costs incurred in monitoring the construction of the Alterations. If Landlord consents to the making of any Alterations, the same shall be made by Tenant at Tenant’s sole cost and expense, and any and all general contractor, subcontractor or persons selected by Tenant to make the same must first be approved in writing by Landlord. Tenant shall provide, at its expense, such completion, performance and/or payments bonds as Landlord considers necessary with respect to such construction work. Tenant shall also require its contractor to maintain insurance in amounts and in such form as Landlord may require and shall provide Landlord with a certificate of such policy before commencing any work at the Premises. Any construction, alteration, maintenance, repair, replacement, installation, removal or decoration undertaken by Tenant in connection with the Premises shall be completed in accordance with the plans and specifications approved by Landlord, shall be carried out in a good, workmanlike and prompt manner, designed and constructed in a first-class manner and shall comply with all applicable statutes, laws, ordinances, regulations, rules, orders and requirements of the authorities having jurisdiction thereof, shall be subject to supervision by Landlord or its employees, agents or contractors and shall be of equal or better quality than the then existing installation or Building Standard materials. Without Landlord’s prior written consent, Tenant shall not use any portion of the Common Areas in connection with the making of any Alterations. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Building including structural members in order to comply with any applicable statutes, laws, ordinances, regulations, rules, orders or requirements (e.g. ordinances intended to provide full access to handicapped persons), then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements. Any Alterations made by Tenant shall remain on and be surrendered with the Premises upon the expiration or sooner termination of the Term, except Tenant shall, upon demand by Landlord, at Tenant’s sole cost and expense, forthwith and with all due diligence remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed at the time of Landlord’s initial approval of the Alterations. With respect to such designated Alterations and any Alterations which Landlord did not approve only, at the end of the Term, Tenant shall forthwith and with all due diligence, and at its sole cost and expense, repair and restore the Premises (and any damage to the Building caused by such removal) to their original condition, reasonable wear and tear excepted. The construction of the initial improvements to the Premises shall be governed by the terms of the Workletter and not the terms of this Article 10.

10.02 Notice. If Landlord approves Tenant’s proposed Alterations, subsequent to Tenant’s receipt of such approval Tenant shall give Landlord at least fifteen (15) days prior written notice of commencement of any work of construction, alteration, maintenance, repair or replacement in order to enable Landlord to post and record notices of nonresponsibility. Tenant shall keep the Premises, Common Areas, Building and the real property upon which the Building is situated free from any liens or violations arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien is placed upon the Building, Tenant shall within ten (10) days of notice thereof, cause such lien to be discharged of record, by bonding or otherwise. If Tenant shall fail to cause any such lien to be discharged, Landlord shall have the right to have such lien discharged, and Landlord’s expense in so doing, including bond premiums, reasonable attorneys’ fees and filing fees, shall be immediately due and payable by Tenant.

10.03 Labor Relations. No construction, alteration, addition, improvement or decoration of the Premises by Tenant shall interfere with the harmonious labor relations in existence in the Building, and should such interference occur all such work shall be halted immediately by Tenant until such time as construction can proceed without any such interference.

10.04 Indemnity. Without limiting the generality of the provisions of Section 13.02 hereof, Tenant shall indemnify Landlord and Landlord’s Agent (as defined in Article 1(b)) against any and all loss, cost, damage, injury and expense arising out of or in any way related to claims for work or labor performed, or materials or supplies furnished, to or at the request of Tenant whether or not Tenant obtained Landlord’s permission to have such work done, labor performed, or materials or supplies furnished.

10.05 Specialty Alterations. For purposes of this Lease the term “Specialty Alterations” shall mean Alterations consisting of the kitchen, executive bathrooms, raised computer floors, computer installations, vaults, libraries, internal staircases, dumbwaiters and other Alterations of similar kind or character. Notwithstanding anything contained in this Article 10 to the contrary, Landlord, upon written notice to Tenant given at least thirty (30) days prior to the Expiration Date or earlier end of the Term, may require Tenant to remove any of Tenant’s Specialty Alterations, and to repair and restore in a good and workmanlike manner to Building standard condition (reasonable wear and tear excepted) any damage to the Premises or the Building caused by such removal.

10.06 Systems and Equipment. As used in this Lease, “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

ARTICLE 11 - REPAIRS

No representations, except as contained herein or endorsed hereon, have been made to Tenant respecting the condition of the Premises. Tenant shall take good care of the Premises and shall make all repairs (except to the Building exterior, structure or systems) as and when Landlord deems necessary in order to preserve the Premises in good working order and condition. In addition, Tenant shall reimburse Landlord, upon demand, for the cost of any and all structural or nonstructural repairs, replacements or maintenance necessitated or occasioned by the acts, omissions or negligence of Tenant or any person claiming through or under Tenant, or any of their servants, employees, contractors, agents, visitors or licensees, or by the use or occupancy or manner of use or occupancy of the Premises by Tenant or any such person. Landlord shall not be liable for, and there shall be no abatement of rent with respect to any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Premises, the Common Areas or the Building or in or to the fixtures, appurtenances or equipment therein. Tenant hereby waives all right to make repairs at Landlord’s expense under the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code, and instead, all improvements, repairs and/or maintenance expenses incurred on the Premises shall be at the expense of Tenant, and shall be considered as part of the consideration for leasing the Premises. All damages or injury done to the Premises by Tenant or by any person who may be in or upon the Premises with Tenant’s consent or at Tenant’s invitation, shall be repaired with material of equal or better quality than the then existing installation of Building Standard materials paid for by Tenant, and Tenant shall, at the termination of this Lease, surrender the Premises to Landlord in as good condition and repair as when accepted by Tenant, reasonable wear and tear excepted.

ARTICLE 12 - ASSIGNMENT AND SUBLETTING

12.01 General. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld provided Tenant complies with the terms and provisions of this Article 12: (a) assign, mortgage, pledge, encumber or otherwise transfer this Lease, the term or estate hereby granted, or any interest hereunder; (b) permit the Premises or any part thereof to be utilized by anyone other than Tenant (whether as concessionaire, franchisee, licensee, permittee or otherwise); or (c) except as hereinafter provided, sublet the Premises or any part thereof (all of the foregoing are hereinafter sometimes referred to collectively as “Transfer” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). Subject to the provisions of this Lease and this Article 12, Landlord shall not withhold its consent to a proposed Transfer so long as no Event of Default then exists, the use of the Premises by the proposed Transferee would be permitted under Section 8.01 hereof, and the proposed Transferee is of good business reputation and of sound financial condition, as determined by Landlord. Tenant acknowledges, however, that one or more existing or future mortgagees of a Mortgage affecting the Premises may have the right to approve any such Transfer, before Tenant may carry it out, and that, whenever such is the case, it shall be reasonable for Landlord to withhold its consent under this Section 12.01 to the Transfer if any such mortgagee withholds its consent thereto. Any Transfer without

Landlord’s consent shall be voidable and, at Landlord’s election, shall constitute a default. The acceptance of any Monthly Base Rent or other payments by Landlord from a proposed Transferee shall not constitute consent to such Transfer by Landlord or a recognition of any Transferee, or a waiver by Landlord of any failure of Tenant or such other transferor to comply with the provisions of this Article 12. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer of a controlling percentage of the capital stock of Tenant or the sale of fifty percent (50%) or more of the value of the assets of Tenant, shall be deemed a voluntary assignment of this Lease by Tenant. The phrase “controlling percentage” shall mean the ownership of, and the right to vote, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding, and entitled to vote for the election of directors. The preceding two sentences shall not apply to corporations, the stock of which is traded through an exchange or over the counter. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary, or by operation of law of any partner or partners owning a total of fifty percent (50%) or more of the partnership, or the dissolution of the partnership, shall be deemed a voluntary assignment of this Lease by Tenant. If Tenant consists of more than one person, a purported assignment, voluntary, involuntary, or by operation of law, by any one of the persons executing this Lease shall be deemed a voluntary assignment of this Lease by Tenant. If Tenant assigns this Lease, or sublets all or a portion of the Premises, or requests the consent of Landlord to any Transfer, or if Tenant requests the consent of Landlord for any act that Tenant proposes to do pursuant to this Lease which requires Landlord’s consent, then Tenant shall pay Landlord’s reasonable processing fee (which processing fee shall not exceed Five Hundred Dollars ($500.00)) and shall reimburse Landlord for all reasonable attorneys’ fees incurred in connection therewith.

12.02 Notice and Procedure. If at any time or from time to time during the Term, Tenant desires to Transfer all or any part of the Premises, then at least thirty (30) days, but not more than one hundred twenty (120) days, prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall give Landlord a notice (the “Transfer Notice”) which shall set forth the name, address and business of the proposed Transferee, information (including financial statements and references) concerning the character of the proposed Transferee, a detailed description of the space proposed to be Transferred (the “Transfer Space”), any rights of the proposed Transferee to use Tenant’s improvements and the like, the Transfer Date, the proposed use for the Transfer Space, the term and the fixed rent and/or other consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require. If Landlord requests additional detail, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional detail. Landlord shall respond to Tenant’s Transfer Notice within fifteen (15) days of Landlord’s receipt of the complete Transfer Notice. If Landlord does not exercise Landlord’s rights under Section 12.08 below, Tenant shall be free to Transfer the Transfer Space to any entity or person upon receipt of Landlord’s prior written consent, which cannot be unreasonably withheld, but only if Tenant’s proposed Transfer complies with the terms and provisions of this Article 12 and each of the following conditions:

(a) No Event of Default then exists under this Lease;

(b) The Transfer shall be on the same terms set forth in the Transfer Notice given to Landlord;

(c) No Transfer shall be valid, and no Transferee shall take possession of the Transfer Space, until an executed counterpart of the Transfer has been delivered to Landlord;

(d) No Transferee shall have a right further to Transfer;

(e) Any proposed subletting would not result in more than two subleases of portions of the Premises being in effect at any one time during the Term;

(f) No Transferee shall be an existing tenant of the Building unless Landlord has space available for lease which is comparable in size to the proposed Transfer Space; and

(g) No Transferee shall be a governmental entity or otherwise immune from the jurisdiction of the courts of the State of California (i) which is that of a foreign country, or (ii) which is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is materially inconsistent with the quality of the Building, or which would otherwise reasonably offend a landlord of a Comparable Building, or (iii) which is capable of exercising the power of eminent domain or condemnation, unless, and only to the extent, Landlord has previously approved such an occupant for other space in the Building.

12.03 Continuing Liability of Tenant. Regardless of Landlord’s consent, no Transfer shall release Tenant’s obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one Transfer shall not be deemed consent to any subsequent Transfer. If any assignee of Tenant or any successor of Tenant defaults in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent Transfers of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant of its liability under this Lease.

12.04 Bankruptcy. If a petition is filed by or against Tenant for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Tenant (including for purposes of this Section 12.04 Tenant’s successor in bankruptcy, whether a trustee or Tenant as debtor in possession) assumes and proposes to assign, or proposes to assume and assign, this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made or accepted a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of the proposed assignment setting forth (a) the name and address of the proposed assignee, (b) all of the terms and conditions of the offer and proposed assignment, and (c) the adequate assurance to be furnished by the proposed assignee of its future performance under the Lease, shall be given to Landlord by Tenant no later than twenty (20) days after Tenant has made or received such offer, but in no event later than ten (10) days prior to the date on which Tenant applies to a court of competent jurisdiction for authority and approval to enter into the proposed assignment. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the date on which the court order authorizing such assignment becomes final and nonappealable, to receive an assignment of this Lease upon the same terms and conditions, and for the same consideration, if any, as the proposed assignee, less any brokerage commissions which may otherwise be payable out of the consideration to be paid by the proposed assignee for the assignment of this Lease. If this Lease is assigned pursuant to the provisions of the Bankruptcy Code, Landlord: (i) may require from the assignee a deposit or other security for the performance of its obligations under the Lease in an amount substantially the same as would have been required by Landlord upon the initial leasing to a tenant similar to the assignee; and (ii) shall receive, as additional rent, the sums and economic consideration described in Section 12.02. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or documentation, to have assumed all of the Tenant’s obligations arising under this Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code to oppose any assumption and/or assignment of this Lease, to require a timely performance of Tenant’s obligations under this Lease, or to regain possession of the Premises if this Lease has neither been assumed nor rejected within sixty (60) days after the date of the order for relief or within such additional time as a court of competent jurisdiction may have fixed. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code.

12.05 Limitation on Remedies. Tenant shall not be entitled to make, nor shall Tenant make, any claim, and Tenant by this Section 12.05 waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed Transfer as provided for in this Article 12. Tenant’s sole and exclusive remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunctive relief or declaratory judgment. Tenant acknowledges that Tenant’s rights under this Article 12 satisfy the conditions set forth in Section 1951.4 of the California Civil Code with respect to the availability to Landlord of certain remedies for a default by Tenant under this Lease.

12.06 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 12.06, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent, parking charges and other consideration received from such Transferee in excess of the rent and other consideration payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the actual, reasonable and documented expenses incurred by Tenant for (i) any changes, alterations and improvements made to the Premises, and/or any tenant improvement allowance provided by Tenant to the Transferee, in connection with the Transfer, (ii) any brokerage commissions and advertising expenses in connection with the Transfer, and (iii) reasonable legal fees incurred by Tenant in negotiating the Transfer and obtaining Landlord’s consent thereto. The Transfer Premium shall not apply to any assignment or sublease to an Affiliate pursuant to the provisions of Section 12.07 below. “Transfer

Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee in connection with such Transfer.

12.07 Affiliated Companies/Restructuring of Business Organization. The assignment or subletting by Tenant of all or a portion of this Lease or the Premises to (i) any entity that acquires all or substantially all of the assets of Tenant, (ii) any entity into which Tenant is merged or consolidated or (iii) any person or entity which controls, is controlled by or under common control with Tenant or a company which is controlled by a company which controls Tenant of Tenant join as partners (all such entities described in (i), (ii) and (iii) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 12, and thus shall not be subject to Landlord’s right to receive any Transfer Premium pursuant to Section 12.05 above, or Landlord’s recapture right in Section 12.08 below, provided that:

(a) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 12 or to avoid any of Tenant’s other obligations under this Lease;

(b) Tenant gives Landlord at least twenty (20) days’ prior written notice of any such assignment or sublease to an Affiliate;

(c) such Affiliate has as of the effective date of such assignment a net worth, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet all of the obligations of Tenant under this Lease as they come due;

(d) any such assignment shall be subject to all of the terms and provisions of this Lease, and such assignee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment, all the obligations of Tenant under this Lease;

(e) Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease; and

(f) any such assignment must satisfy the conditions set forth in clauses (a), (c), (g) and (h) of Section 12.02 above.

12.08 Landlord’s Option as to Transfer Space. Notwithstanding anything to the contrary contained in this Article 12, in the event Tenant contemplates an assignment of this Lease or a sublease for space which contains, when aggregated with all other subleases then in effect, more than 7,500 square feet of Rentable Area, then Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to assign or sublet (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated assignment or subletting (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated subletting or assignment, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 12.08 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of the Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date until the last day of the term of the contemplated assignment or subletting as set forth in the Intention to Transfer Notice. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Annual Base Rent and Monthly Base Rent reserved herein and Tenant’s Percentage Share (Direct Expenses) and Tenant’s Percentage Share (Taxes) shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to recapture such Contemplated Transfer Space under this Section 12.08, then, subject to the other terms of this Article 12, for a period of six (6) months (the “Six Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any assignment or subletting made during the Six Month Period, provided that any such assignment or subletting is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such assignment or subletting shall be subject to the remaining terms of this Article 12. If such an assignment or subletting is not so consummated within the Six Month Period (or if an assignment or subletting is so consummated, then upon the expiration of the term of any assignment or subletting of such Contemplated Transfer Space consummated within such Six Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated assignment or subletting, as provided above in this Section 12.08.

ARTICLE 13 - INDEMNIFICATION AND LANDLORD LIABILITY

13.01 Waiver of Liability. Neither Landlord nor any of the Landlord Parties (as hereinafter defined) nor any Superior Lessor (as hereinafter defined) (collectively, the “Indemnitees”) shall be liable or responsible in any way for, and Tenant hereby waives all claims against the Indemnitees with respect to or arising out of: any death or any injury of any nature whatsoever that may be suffered or sustained by Tenant or any employee, licensee, invitee, guest, agent or customer of Tenant (the “Tenant Parties”) or any other person, from any causes whatsoever; or for any loss or damage or injury to any property outside or within the Premises belonging to Tenant or the Tenant Parties or any other person; provided, however, that the foregoing limitation on the liability of Landlord and the Indemnitees shall not apply to any death or injury to the extent caused by the negligence or willful misconduct of the Indemnitees and not insured or required to be insured by Tenant under this Lease. Without limiting the generality of the foregoing, none of the Indemnitees shall be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, by sprinkler, drainage or plumbing systems, by failure for any cause to supply adequate drainage, by the interruption of any public utility or service, by steam, gas, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair, maintenance or alteration of any part of the Building, or by anything done or omitted to be done by any tenant, occupant or person in the Building. In addition, none of the Indemnitees shall be liable for any loss or damage for which the Tenant is required to insure, nor for any loss or damage resulting from any construction, alterations or repair; provided, however, that the foregoing limitation on the liability of the Indemnitees shall not apply to damage to the extent caused by the negligence or willful misconduct of the Indemnitees and not insured or required to be insured by Tenant under this Lease.

13.02 Indemnity. Tenant shall hold the Indemnitees harmless and defend the Indemnitees from and against any and all losses, damages, claims, or liability for any damage to any property or injury, illness or death of any person: (a) occurring in, on, or about the Premises, or any part thereof, arising at any time and from any cause whatsoever ; and (b) occurring in, on, or about any part of the Building other than the Premises, when such damage, injury, illness or death shall be caused in whole or in part by the negligence or willful misconduct of Tenant or the Tenant Parties (including, without limitation, when such damage, injury, illness or death shall have been caused in part by the Indemnitees, their employees or agents); provided, however, that the foregoing indemnity shall not apply to injury or damage to the extent caused by Landlord’s negligence or willful misconduct and not insured or required to be insured by Tenant under this Lease. The provisions of this Article 13 shall survive the termination of this Lease with respect to any damage, injury, illness or death occurring prior to such termination. References herein to the Indemnitees shall include their respective agents and employees.

13.03 Landlord Liability. Neither Landlord’s Agent nor the partners comprising Landlord or Landlord’s Agent, nor the shareholders (nor any of the partners comprising same), partners, directors or officers of any of the foregoing (collectively, the “Landlord Parties”) shall be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Landlord Parties. The liability of Landlord for Landlord’s obligations under this Lease shall not exceed and shall be limited to Landlord’s interest in the Building and Tenant shall not look to the property or assets of any of the Landlord Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

13.04 Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease as more specifically described in Article 21 below.

ARTICLE 14 - DESTRUCTION OR DAMAGE

In the event of a fire or other casualty in the Premises, Tenant shall immediately give notice thereof to Landlord. The following provisions shall apply to fire or other casualty occurring in the Premises and/or the Building:

(a) If the damage is limited solely to the Premises and the Premises can be made tenantable with all damage repaired within nine (9) months from the date of damage or destruction, then Landlord shall be obligated to rebuild the same excluding Tenant’s Specialty Alterations, if any, and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to repair or restore Tenant Improvements installed in the Premises by Tenant or by Landlord except to the extent that Landlord has received insurance proceeds from either Landlord’s or Tenant’s casualty insurer, sufficient for such purposes and for all other restoration and repair purposes or unless Tenant pays all costs and expenses related to the reconstruction of uninsured or underinsured Tenant Improvements.

(b) If portions of the Building outside the boundaries of the Premises are damaged or destroyed (whether or not the Premises are also damaged or destroyed) and the Premises and the Building can both be made tenantable with all damage repaired within nine (9) months from the date of damage or destruction, and provided that Landlord determines that it is economically feasible, Landlord shall be obligated to do so; provided, however, that Landlord shall have no obligation to repair or restore improvements installed in the Premises by Tenant except to the extent that Landlord receives insurance proceeds sufficient for such purpose and for all other restoration and repair purposes.

(c) If neither clause (a) nor (b) above applies, Landlord shall notify Tenant in writing (“Landlord’s Damage Notice”) within sixty (60) days after the date such damage or destruction is adjusted by Landlord and Landlord’s casualty insurer and either Tenant or Landlord may terminate this Lease within thirty (30) days after the date of Landlord’s Damage Notice. In addition, if (i) Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and (ii) the damage constitutes a Tenant Damage Event (as defined below), and (iii) the repair of such damage cannot reasonably be completed within nine (9) months after the date of the damage, then Tenant may elect to terminate this Lease by delivering written notice thereof to Landlord within fifteen (15) days after Tenant’s receipt of Landlord’s Damage Notice, which termination shall be effective as of the date of such termination notice thereof to Landlord. As used herein, a “Tenant Damage Event” shall mean damage to all or any part of the Premises or any Common Areas of the Building providing access to the Premises by fire or other casualty, which damage is not the result of the negligence or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors or licensees, and which damage substantially interferes with Tenant’s use of or access to the Premises and would entitle Tenant to an abatement of rent pursuant to Section 14(d) below.

(d) During any period when the Premises, as a result of destruction or damage, are unusable and are actually unused by Tenant, rent shall abate proportionately, as reasonably determined by Landlord, until such time as the Premises are made tenantable, and no portion of the rent so abated shall be subject to subsequent recapture. In addition, there shall be no abatement of rent attributable to the time period following the repair of damage to the Premises by the Landlord where the Premises would have been otherwise reasonably deemed available for Tenant’s occupancy, except for reconstruction of the Tenant Improvements where such reconstruction did not or has not occurred because of the failure of Tenant to pay to Landlord, or cause to be paid to Landlord, prior to the commencement of the anticipated repairs and reconstruction, an amount sufficient to pay for the cost of the anticipated repair and/or reconstruction or because of any other delays caused by Tenant.

(e) The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, insured by Landlord, shall belong to and be paid to Landlord subject to the rights of any Superior Lessor or any mortgagee of any Mortgage which constitutes an encumbrance.

(f) Tenant waives California Civil Code Sections 1932(2) and 1933(4) providing for termination of hiring upon destruction of the thing hired.

(g) Notwithstanding the foregoing, Landlord shall have no obligation to rebuild the Premises in the event of damage or destruction of the Premises occurring during the last two (2) years of the Term (including unexercised options to extend the Term), provided, however, that if (i) Tenant has one (1) or more unexercised options to extend pursuant to Exhibit “G” attached hereto, (ii) the time for exercise of one (1) of such options to extend has not yet occurred, (iii) there is an event of damage or destruction of the Premises during the last two (2) years of the Term (including exercised options to extend the Term), and (iv) Landlord has notified Tenant in writing that Landlord had elected to exercise its rights under this Section 14(g) (such notice shall be referred to herein as “Landlord’s No Build Notice”), notwithstanding anything to the contrary set forth in Exhibit G attached hereto, (a) Tenant shall have the right to exercise the applicable option to extend, by delivering the Option Notice (as defined in Section 1 of Exhibit “G”) within ten (10) days after the date of Landlord’s No Build Notice and, in the event that Tenant does so, Landlord’s No Build Notice shall be of no further force or effect and Landlord shall not have the right to exercise the rights granted to Landlord pursuant to the provisions of this Section 14(g) with respect to such damage or destruction only (but Landlord shall continue to have such other termination rights provided to Landlord in this Article 14), and Landlord shall deliver the Notice (as defined in Section 2(a) of Exhibit “G”) on or before the date which is eight (8) months before the Expiration Date (or the expiration of the first Option Term, as applicable).

ARTICLE 15 - WAIVER OF SUBROGATION

Tenant and Landlord agree that insurance required to be carried by either of them against loss or damage by fire or other casualty shall contain a clause whereby the insurer waives its rights to subrogation against the other party, its agents, officers and employees for any loss or damage to its property or to the property of others covered by insurance. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

ARTICLE 16 - RULES AND REGULATIONS

16.01 Rules and Regulations. Tenant shall faithfully observe and comply with the Rules and Regulations of the Building now in effect, a copy of which is attached hereto as Exhibit “B” and, after notice thereof, all reasonable modifications thereof and additions thereto from time to time promulgated in writing by Landlord, all of which are hereby incorporated herein by this reference. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any of the Rules and Regulations. In the event of a conflict between the Rules and Regulations and the provisions of this Lease, this Lease shall govern.

16.02 Certain Fireproofing and Insulating Materials. Tenant acknowledges that certain fire-proofing and insulating materials used in the construction of the Building contain asbestos and other hazardous substances (collectively “asbestos”). If any governmental entity promulgates or revises a statute, ordinance, code, rule or regulation, or imposes mandatory or voluntary controls or guidelines with respect to such asbestos-containing materials or if Landlord otherwise so elects, Landlord may, in its sole discretion, comply with such mandatory or voluntary controls or guidelines, or elect to make such alterations or remove such asbestos-containing materials. Such compliance or the making of alterations, and the removal of all or a portion of such asbestos-containing materials, whether in the Premises or elsewhere in the Building, shall not, in any event constitute a breach by Landlord of any provision of this Lease, relieve Tenant of the obligation to pay any rent due under this Lease, constitute or be construed as a constructive or other eviction of Tenant, or constitute or be construed as a breach of Tenant’s quiet enjoyment.

16.03 Asbestos. Landlord has advised Tenant that there is asbestos-containing material (“ACM”) in the Building. Attached hereto as Exhibit “F” is a disclosure statement regarding ACM in the Building. Tenant acknowledges that such notice complies with the requirements of Section 25915 et seq. and Section 25359.7 of the California Health and Safety Code.

ARTICLE 17 - ENTRY BY LANDLORD

17.01 Entry to the Premises. Landlord, its agents, contractors or employees may enter the Premises at reasonable hours and after giving Tenant reasonable notice (except in the event of an emergency or for supplying janitorial services and similar services) to: (a) inspect the same; (b) exhibit the same to Superior Lessors, prospective purchasers, lenders or tenants; (c) determine whether Tenant is complying with all of its obligations hereunder; (d) supply janitorial service and any other service to be provided by Landlord to Tenant hereunder or to any other tenant of the Building; (e) post notices of nonresponsibility; and (f) make repairs required of Landlord under the terms hereof or which Landlord deems necessary or desirable or make repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Building; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas agreed upon in writing by Tenant and Landlord). Landlord shall have the right to use any and all means which Landlord may deem proper to open such doors in an emergency in order to obtain entry to the Premises, and no entry to the Premises obtained by Landlord by any of such means shall under any circumstance be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

17.02 Alterations to Building. Landlord shall have the right from time to time to alter the Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided any such change does not (a) unreasonably reduce, interfere with or deprive Tenant of access to the Building or Premises, (b) reduce the Rentable Area (except by a de minimis amount) of the Premises, or (c) change the character of the Building as a first-class office building. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

ARTICLE 18 - DEFAULT

18.01 Events of Default. In addition to any other event specified in this Lease as an event of default, the occurrence of any one or more of the following events (“Events of Default”) shall constitute a breach of this Lease by Tenant: (a) vacation or abandonment of the Premises for a continuous period in excess of thirty (30) days; (b) failure by Tenant to pay any rent, including Tenant’s Percentage Share of Increased Direct Expenses and Increased Taxes, when and as the same becomes due and payable; (c) failure by Tenant to pay any other sum when and as the same becomes due and payable if such failure continues for more than ten (10) days after notice thereof from Landlord; (d) failure by Tenant to comply with Section 25.01 or Article 28; (e) failure by Tenant to perform or observe any other obligations of Tenant hereunder, or to comply with the Rules and Regulations described in Article 16, if such failure continues for more than ten (10) days after notice thereof from Landlord, unless such default cannot reasonably be cured within such ten (10) day period and Tenant shall within such period commence with due diligence and dispatch the curing of such default, and, having so commenced, shall thereafter prosecute or complete with due diligence and dispatch the curing of such default; (f) the making by Tenant of a general assignment for the benefit of creditors, or the admission of its inability to pay its debts as they become due or the filing of a petition, case or proceeding in bankruptcy, or the adjudication of Tenant bankrupt or insolvent, or the filing of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing of an answer admitting or failing reasonably to contest the material allegations of a petition filed against it in any such proceeding, or the seeking or consenting to or acquiescence in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its properties; (g) if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties, such appointment shall not have been vacated; or (h) if this Lease or any estate of Tenant hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within ten (10) days.

18.02 Landlord’s Remedies. If an Event of Default shall occur, Landlord at any time thereafter may give a written termination notice to Tenant, and on the date specified in such notice (which shall be not less than three (3) days after the giving of such notice), Tenant’s right to possession shall terminate and this Lease shall terminate, unless on or before such date all arrears of rent and all other sums payable by Tenant under this Lease (together with interest thereon at the rate set forth in Section 18.04 hereof) and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other breaches of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. Should Landlord terminate this Lease pursuant to the provisions of this Section, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code or any successor code section. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord may recover from Tenant: (a) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term of this Lease after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above shall be computed by allowing interest at the rate set forth in Section 18.04 hereof. The “worth at the time of award” of the amount referred to in clause (c) above shall be computed by discounting such amount at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percentage point.

18.03 Rent Computation. For purposes of computing unpaid rent which would have accrued and become payable under this Lease, unpaid rent shall consist of the sum of:

(a) the total Monthly Base Rent for the balance of the Term; plus

(b) Tenant’s Percentage Share of Increased Direct Expenses and Increased Taxes for the balance of the Term. For purposes of computing Increased Direct Expenses the Direct Expenses for the calendar year of the default and each future calendar year in the Term shall be assumed to be equal to the Direct Expenses for the calendar year prior to the year in which default occurs compounded at a rate equal to the mean average rate of inflation for the three (3) calendar years preceding the calendar year of the default, as determined by using the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, All Items, 1982-84 equals 100) for the metropolitan area or region of which San Francisco, California is a part. If such index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

18.04 Interest. Every installment of rent and every other payment due hereunder from Tenant to Landlord which shall not be paid when the same shall have become due and payable shall bear interest at the rate of two percent (2%) over the Prime Rate, or at the highest rate legally permitted, whichever is less, from the date that the same became due and payable until paid, whether or not demand be made therefor.

18.05 Late Charges. Tenant acknowledges that late payment by Tenant to Landlord of Monthly Base Rent or Increased Direct Expenses or Increased Taxes will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by an encumbrance covering the Premises. Therefore, if any installment of Monthly Base Rent or Increased Direct Expenses or Increased Taxes due from Tenant is not received by Landlord within five (5) days after the date of Landlord’s written notice of such delinquency when due, Tenant shall pay to Landlord on demand an additional sum equal to five percent (5%) of the overdue amount as a late charge; provided, however, that if Landlord has given Tenant one (1) such delinquency notice in the preceding twelve (12) month period, then the late charge shall be imposed for any subsequent delinquent payment of Monthly Base Rent or Increased Direct Expenses or Increased Taxes by Tenant, without requirement of any notice or cure period. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.

18.06 Lease Continues Until Termination. If Tenant has breached this Lease and abandoned the Premises, Landlord may elect to exercise its rights pursuant to California Civil Code Section 1951.4 and to continue this Lease in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

18.07 Remedies Cumulative. The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity by statute or otherwise.

18.08 Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under California Code of Civil Procedure Section 1179 and any present or future law to redeem the Premises or to continue the Lease after being disposed or ejected from the Premises.

ARTICLE 19 - LANDLORD’S RIGHT TO CURE DEFAULTS

All agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than Monthly Base Rent, required to be paid by it hereunder or shall fail to cure any default and such failure shall continue for ten (10) days after notice thereof by Landlord, then Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations, make any such payment or perform any such act on Tenant’s part. All sums so paid by Landlord and all costs incurred by Landlord in taking such action shall be deemed additional rent hereunder and shall be paid to Landlord on demand, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of rent.

ARTICLE 20 - ATTORNEYS’ FEES

In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover court costs and the fees of its attorneys in such action or proceeding (whether at the administrative, trial or appellate levels) in such amount as the court or administrative body may adjudge reasonable.

ARTICLE 21 - HOLDING OVER

If Tenant shall remain in possession after the expiration or sooner termination of this Lease with Landlord’s consent (which Landlord may withhold in its sole and absolute discretion), all of the terms, covenants and agreements hereof shall continue to apply and bind Tenant so long as Tenant shall remain in possession insofar as the same are applicable; provided, however, that if Tenant remains in possession without Landlord’s prior written consent, the Monthly Base Rent for the first (1st) three (3) months of such holdover period shall be the greater of (a) one hundred fifty percent (150%) of the sum of the Monthly Base Rent and all additional rent payable for the last month of the Term, prorated on a daily basis for each day that Tenant remains in possession, or (b) one hundred fifty percent (150%) of the market rate as reasonably determined by Landlord, and thereafter the Monthly Base Rent shall be the greater of (i) two hundred percent (200%) of the sum of the Monthly Base Rent and all additional rent payable for the last month of the Term, prorated on a daily basis for each day that Tenant remains in possession or (ii) two hundred percent (200%) of the market rate as reasonably determined by Landlord. Tenant shall indemnify Landlord and Landlord’s Agent against any and all claims, losses and liabilities for damages resulting from failure to surrender possession, including, without limitation, any claims made by any succeeding tenant, but only to the extent Tenant has failed to surrender the Premises within thirty (30) days after Landlord has notified Tenant that Landlord has executed a letter of intent or lease with another tenant for all or any portion of the Premises. If Tenant remains in possession with Landlord’s written consent, such tenancy shall be from month to month, terminable by either party on not less than thirty (30) days’ written notice.

ARTICLE 22 - WAIVER

The failure of Landlord to exercise its rights in connection with any breach or violation of any term, covenant or condition herein contained or in the Rules and Regulations shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

ARTICLE 23 - EMINENT DOMAIN

23.01 Taking of Premises. If all or any part of the Premises shall be taken by any public or quasi public authority as a result of the exercise of the power of eminent domain, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after the date of such taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall, in Tenant’s reasonable judgment, be of such extent and nature as substantially to handicap, impede and impair Tenant’s use of the balance of the Premises. If a material part of the Building is condemned or taken or if substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be necessary or desirable as a result of such condemnation or taking, Landlord may terminate this Lease by written notice to Tenant within thirty (30) days after the date of taking.

23.02 Condemnation Award. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, and any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or otherwise. Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for moving expenses, loss of business, for damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant, and for the unamortized cost of leasehold improvements to the extent same were installed at Tenant’s expense (and not with the proceeds of the Tenant Allowance, if any), provided, however, that no such claim shall diminish or adversely affect Landlord’s award. In no event shall Tenant have or assert a claim for the value of any unexpired term of this Lease. Subject to the foregoing provisions of this Section 23.02, Tenant hereby assigns to Landlord any and all of its right, title and interest in or to any compensation awarded or paid for the fee as a result of any such taking. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Base Rent thereafter to be paid shall be equitably reduced by Landlord. Each party waives the provisions of California Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

23.03 Temporary Taking. If all of the Premises shall be condemned or taken for governmental occupancy for a period of more than eighteen (18) months, this Lease shall terminate as of the date of taking and Landlord shall be entitled to any and all compensation, damages, income, rent and awards in connection therewith. If all or any part of the Premises shall be taken by any public or quasi-public authority on a temporary basis for a period of eighteen (18) months or less, this Lease shall remain in full force and effect. Tenant’s rent hereunder shall be abated for the period of the temporary taking and Landlord shall be entitled to any and all compensation, damages, income, rent, awards and interest in connection therewith.

ARTICLE 24 - SALE BY LANDLORD

In the event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the agreements, obligations, covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. In addition, Tenant’s right of recovery as to any pre-existing agreements, obligations, covenants or conditions, express or implied, herein contained in favor of Tenant shall be expressly limited to the net proceeds of sale actually received by Landlord. This Lease shall not be affected by any such sale, however, and Tenant agrees to attorn to the purchaser or assignee, such attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties to this Lease.

ARTICLE 25 - SUBORDINATION

25.01 Subordination of this Lease. Unless Landlord or any lender holding a lien which affects the Premises elects otherwise, this Lease shall be subject and subordinated at all times to: (a) all ground or underlying leases which now or hereafter may affect the Building (a “Superior Lease”), and (b) the lien of all mortgages and deeds of trust (a “Mortgage”) in any amount or amounts whatsoever now or hereafter placed on or against the Building, on or against Landlord’s interest or estate therein, and on or against all such ground or underlying leases, all without the necessity of having further instruments executed on the part of Tenant to effectuate such subordination. Notwithstanding the foregoing: (i) in the event of termination for any reason whatsoever of any such Superior Lease, Tenant shall, if requested, attorn to the landlord of any such Superior Lease (the “Superior Lessor”), or, if requested, enter into a new lease for the balance of the original or extended Term then remaining, upon the same terms and provisions as are contained in this Lease; (ii) in the event of a foreclosure of any such Mortgage or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, or the giving of any deed in lieu of such foreclosure, Tenant shall, if requested, attorn to the purchaser at such foreclosure sale or other action or proceeding, or to the grantee under any such deed given in lieu of foreclosure, or, if requested, enter into a new lease with such successor to Landlord’s interest for the balance of the original or extended Term then remaining upon the same terms and provisions as are in this Lease contained (it being understood, however, that no such successor to Landlord’s interest shall be bound by any payment of rent or any other charges under this Lease, other than security deposits, made more than one (1) month in advance, or by any amendment to or modification of this Lease made without such successor’s consent); and (iii) Tenant agrees to execute and deliver upon demand such further instruments evidencing such subordination of this Lease to such deed, to such Superior Leases, and to the lien of any such Mortgages as may reasonably be required by Landlord. In consideration of, and as a condition precedent to, Tenant’s agreement to permit Tenant’s interest pursuant to this Lease to be subordinated to any particular future ground or underlying lease of the Building or to the lien of any mortgage or trust deed encumbering the Building which is executed after the date of this Lease, Landlord shall deliver to Tenant a commercially reasonable non-disturbance agreement executed by the landlord under such future ground lease or underlying lease or the holder of such future mortgage or deed of trust. Tenant shall from time to time on request from Landlord execute and deliver any documents or instruments that may be required by any lender to effectuate any subordination.

25.02 Subordination of Mortgage. Notwithstanding anything to the contrary set forth above, any mortgagee under any Mortgage may at any time subordinate its Mortgage to this Lease in whole or in part, without any need to obtain Tenant’s consent, by execution of a written document subordinating such Mortgage to this Lease to the extent set forth in such document and thereupon this Lease shall be deemed prior to such Mortgage to the extent set forth in such document without regard to their respective dates of execution, delivery and/or recording. In that event, to the extent set forth in such document, such Mortgage shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof, recorded prior to the execution, delivery and recording of the Mortgage.

ARTICLE 26 - NO MERGER

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

ARTICLE 27 - SURRENDER OF PREMISES

At the end of the Term or upon sooner termination of this Lease, Tenant shall peaceably deliver up to Landlord possession of the Premises, together with all improvements or additions upon or belonging to the same, by whomsoever made, in the same condition as received, or first installed, reasonable wear and tear excepted. Tenant may, upon the termination of this Lease, remove all movable partitions of less than full height from floor to ceiling, as well as counters and other trade fixtures installed by Tenant, repairing any damage caused by such removal. Property not so removed shall be deemed abandoned by Tenant and title to the same shall thereupon pass to Landlord. Upon request by Landlord, unless otherwise agreed to in writing by Landlord, Tenant, at its cost, shall remove any or all permanent improvements or additions to the Premises installed by Tenant and all movable partitions, counters, and other trade fixtures which may be left by Tenant and repair any damage resulting from such removal.

ARTICLE 28 - ESTOPPEL CERTIFICATE

At any time and from time to time, but in no event on less than five (5) business days prior written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord, promptly upon request, a certificate in the form of Exhibit “E” attached hereto, certifying: (a) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises, and specifying the reasons therefor); (b) the commencement and expiration dates of this Lease; (c) whether there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying the same); (d) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (e) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; (f) the date, if any, to which rent and other sums payable hereunder have been paid; (g) Tenant is not in default under the Lease nor does any event exist which, with the passage of time or the giving of notice or both would constitute an Event of Default; except as to defaults specified in the certificate; (h) the amount of any security deposit and prepaid rent; and (i) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any prospective purchaser, mortgagee or beneficiary under any Mortgage affecting the Building or any part thereof. If Tenant fails to deliver the executed certificate within five (5) days after receipt thereof by Tenant, then Tenant shall be deemed to have accepted the Premises and it shall be an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 29 - NO LIGHT, AIR OR VIEW EASEMENT

Any diminution or shutting off of light, air or view by any structure which is now or may hereafter be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other incidents to new construction of improvements on lands adjacent to the Building, whether or not owned by Landlord, shall in no way affect this Lease or impose any liability on Landlord.

ARTICLE 30 - NOTICES

All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when sent by facsimile machine (to the extent receipt of such facsimile is acknowledged by the addressee) or deposited in the United States mail, certified or registered, postage prepaid, and addressed as follows: prior to the date on which Tenant accepts possession of the Premises, at Tenant’s address prior to occupancy set out in Article 1(p), and thereafter to Tenant at the address for Tenant set out in Article 1(p), or to such other place as Tenant may from time to time designate in a notice to Landlord; to Landlord at the addresses specified in Article 1(q), or to such other places as Landlord may from time to time designate in a notice to Tenant; or, in the case of Tenant, delivered to Tenant at the Premises. Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and if no person shall be in charge of or occupying the same, then such service may be made by attaching the same to the main entrance of the Premises.

ARTICLE 31 - [INTENTIONALLY DELETED]

ARTICLE 32 - SUCCESSORS

All the terms, covenants, and conditions hereof shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties hereto, provided that nothing in this Article 32 shall be deemed to permit any assignment, subletting, occupancy or use by Tenant contrary to the provision of Article 12.

ARTICLE 33 - INSURANCE

33.01 Liability Insurance. Tenant shall obtain and keep in full force a policy of commercial general liability and property damage insurance (including automobile, personal injury, broad form contractual liability and broad form property damage) under which Tenant is named as the insured and Landlord, Landlord’s Agent and any lessors and mortgagees (whose names shall have been furnished to Tenant) are named as additional insureds and under which the insurer agrees to indemnify and hold the Landlord, Landlord’s Agent and all applicable lessors and mortgagees harmless from and against all cost, expense and/or liability arising out of or based upon the indemnification obligations of this Lease. The minimum limits of liability shall be a combined single limit with respect to each occurrence of not less than Four Million Dollars ($4,000,000). The policy shall contain a cross liability endorsement and shall be primary coverage for Tenant and Landlord for any liability arising out of Tenant’s and Tenant’s employees’ use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall provide that it is primary insurance and not “excess over” or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord. The policy shall not eliminate cross-liability and shall contain a severability of interest clause. Not more frequently than once each year, if, in the opinion of Landlord’s lender or of the insurance consultant retained by Landlord, the amount of public liability and property damage insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as required by either Landlord’s lender or Landlord’s insurance consultant.

33.02 Tenant’s Property Insurance. Tenant at its cost shall maintain on all of its personal property, Tenant Improvements (as defined in the Workletter) (whether constructed by Landlord or Tenant), and Alterations, in, on, or about the Premises, a policy of standard fire and extended coverage insurance, with theft, vandalism and malicious mischief endorsements, to the extent of at least full replacement value without any deduction for depreciation. The proceeds from any such policy shall be used by Tenant for the replacement of such personal property or the restoration of such tenant improvements or alterations. The “full replacement value” of the improvements to be insured under this Article 33 shall be determined by the company issuing the insurance policy at the time the policy is initially obtained. Not less frequently than once every three (3) years, Landlord shall have the right to notify Tenant that it elects to have the replacement value redetermined by an insurance company or insurance consultant. The redetermination shall be made promptly and in accordance with the rules and practices of the Board of Fire Underwriters, or a like board recognized and generally accepted by the insurance company, and each party shall be promptly notified of the results by the company. The insurance policy shall be adjusted according to the redetermination.

33.03 Worker’s Compensation Insurance. Tenant shall maintain Worker’s Compensation and Employer’s Liability insurance as required by law.

33.04 Business Interruption Insurance. Tenant shall maintain loss of income and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils but in no event in an amount less than the Base Monthly Rent and all additional rent payable hereunder for six (6) months.

33.05 Other Coverage. Tenant, at its cost, shall maintain such other insurance as Landlord may reasonably require from time to time.

33.06 Insurance Criteria. All the insurance required under this Lease shall:

(a) Be issued by insurance companies authorized to do business in the State of California, with a financial rating of at least an AXIII status as rated in the most recent edition of Best’s Insurance Reports.

(b) Be issued as a primary policy.

(c) Contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties and to Landlord’s lender before cancellation or change in the coverage, scope, or amount of any policy.

(d) With respect to property loss or damage by fire or other casualty, a waiver of subrogation must be obtained, as required by Article 15.

33.07 Evidence of Coverage. A duplicate original policy, or a certificate of the policy with the actual policy attached, together with evidence of payment of premiums, shall be deposited with Landlord at the commencement of the term, and on renewal of the policy not less than twenty (20) days before expiration of the term of the policy.

33.08 Landlord’s Insurance. Landlord shall carry commercial general liability insurance with respect to the Building during the Term, and shall further insure the Building (except, at Landlord’s option, with respect to items required to be insured by Tenant pursuant to this Lease) during the Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverages shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one (1) or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof.

ARTICLE 34 - BUILDING DIRECTORY

Landlord shall maintain in the lobby of the Building a directory containing the names of Tenant and other tenants of the Building. Tenant shall be entitled, at no additional cost, to initially list on such directory its name and that of its employees and permitted subtenants as Tenant desires, provided, the number of names so listed shall be in the same proportion to all names listed on such directory as the Rentable Area of the Premises bears to the Rentable Area of all tenants who are included in the directory. If Tenant requests Landlord to make any revisions or substitutions to the names initially included within the lobby directory, Landlord shall be entitled to charge Tenant, on a nondiscriminatory basis, its standard reprogramming fee.

ARTICLE 35 - TERMINATION OF MASTER LEASE AND MASTER SUBLEASE

(a) Tenant hereby acknowledges that the Building is subject to that certain Indenture of Lease dated as of January 22, 1973, executed by Pearlman Associates (“Pearlman”) and First Market Co. (“First Market”), jointly as the lessors, and Pearlman, as the lessee, as supplemented and amended (as so supplemented and executed, the “Master Lease”). Landlord is the successor in interest to Pearlman and First Market, as lessor, and to Pearlman, as lessee. Subject to the provisions of the SNDA (as defined below in this Article 35), in the event of the cancellation or termination of the Master Lease for any reason whatsoever or of the involuntary surrender of the Master Lease by operation of law prior to the Expiration Date, Tenant agrees to make full and complete attornment to Landlord under the Master Lease for the balance of the term of this Lease and upon the then executory terms hereof at the option of Landlord at any time during Tenant’s occupancy of the Premises. Tenant waives the provisions of any law now or hereafter in effect which may give Tenant any right of election to terminate this Lease or to surrender possession of the Premises in the event any steps are taken, or any proceeding is brought, by Landlord under the Master Lease to terminate the Master Lease.

(b) Tenant hereby acknowledges that the Building is subject to that certain Indenture of Lease dated as of January 22, 1973, executed by Pearlman, as sublessor, and Steveland, Inc. (“Steveland”) and First Market, jointly as sublessees, as supplemented and amended (as so supplemented and amended, the “Master Sublease”). Landlord is the successor in interest to Pearlman, as sublessor, and to Steveland and First Market, as sublessee, under the Master Sublease. Subject to the provisions of the SNDA, in the event of the cancellation or termination of the Master Sublease for any reason whatsoever or of the involuntary surrender of the Master Sublease by operation of law prior to the Expiration Date, Tenant agrees to make full and complete attornment to Landlord under the Master Sublease for the balance of the term of this Lease and upon the then executory terms hereof at the option of Landlord at any time during Tenant’s occupancy of the Premises, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to Landlord. Tenant agrees to execute and deliver such an agreement at any time within ten (10) business days after request of Landlord, and Tenant waives the provisions of any law now or hereafter in effect which may give Tenant any right of election to terminate this Lease or to surrender possession of the Premises in the event any steps are taken, or any proceeding is brought, by Landlord under the Master Sublease to terminate the Master Sublease.

(c) Concurrently with the execution of this Lease, Landlord and Tenant shall execute a subordination, non-disturbance and attornment agreement in the form of Exhibit “I” attached hereto (the “SNDA”).

ARTICLE 36 - PARKING

Tenant hereby acknowledges and agrees that the parking garage contained within the Building is managed, leased, maintained and operated by an independent parking garage operator (“Operator”) and not by Landlord or Landlord’s employees, agents or contractors. Any use of parking spaces in the parking garage by Tenant and/or Tenant Parties shall be pursuant to a separate agreement to be made and entered into directly by and between Tenant (and/or Tenant Parties) and Operator; provided, however, that Landlord will use commercially reasonable efforts to assist Tenant in negotiating with the Operator to secure up to four (4) parking stalls located in the Parking Garage for Tenant’s use in connection with Tenant’s use of the Premises at current prevailing rates, which rates are subject to change; provided, however, that Landlord’s obligation to use commercially reasonable efforts to assist Tenant in negotiating with the Operator to secure such spaces shall not require Landlord to assume any liability or obligation or amend the terms and conditions of any agreement by and between Landlord and Operator. All parking and delivery areas for all vehicles in respect to the Building shall be in accordance with parking regulations established from time to time by Landlord and/or Operator, with which regulations Tenant agrees to conform, and Tenant shall only permit parking by Tenant Parties in appropriate designated parking areas. Tenant hereby indemnifies and holds Landlord and Landlord’s Agent (as defined in Article 1(b)) harmless against any and all loss, cost, damage, injury and expense arising out of or in any way related to claims for Tenant’s or Tenant Parties’ use of the parking garage.

ARTICLE 37 - MISCELLANEOUS

37.01 Captions. The captions and headings of the Articles and Sections in this Lease are for convenience only and shall not in any way limit or be deemed to construe or interpret the terms and provisions hereof.

37.02 Time of Essence. Time is of the essence of this Lease and of all provisions hereof, except in respect to the delivery of possession of the Premises at the commencement of the Term hereof.

37.03 Terms; Joint and Several Liability. The words “Landlord” and “Tenant,” as used herein, shall include the plural as well as the singular. Words used in the masculine gender include the feminine and neuter. If there be more than one Landlord or Tenant or if Tenant is a partnership, the respective obligations hereunder imposed upon Landlord, Tenant and the general partners of Tenant, as the case may be, shall be joint and several.

37.04 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

37.05 Cumulative Remedies. It is understood and agreed that the remedies herein given to Landlord shall be cumulative, and the exercise of any one remedy by Landlord shall not be to the exclusion of any other remedy.

37.06 Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Lease constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceedings, if any, involving this Lease.

37.07 Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

37.08 Authority. If Tenant signs as a corporation or a partnership, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing entity, that Tenant has and is qualified to do business in California, that Tenant has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of Tenant are authorized to do so. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties.

37.09 No Representations or Warranties. Neither Landlord nor Landlord’s agents or attorneys have made any representations or warranties with respect to the Premises, the Building or this Lease, except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise.

37.10 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Article 1(r) (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

37.11 Amendments. This Lease may not be altered, changed, or amended except by an instrument signed by both parties hereto.

37.12 Landlord’s Agent. Unless Landlord shall render written notice to Tenant to the contrary, “Landlord’s Agent,” as defined in Article 1(b), is authorized to act as Landlord’s agent in connection with the performance of this Lease. Tenant shall deal solely with Landlord’s Agent in the administration and performance of this Lease. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and Landlord’s Agent and its direct and indirect partners, officers, shareholders, directors and employees shall have no liability to Tenant in connection with the performance of this Lease and Tenant waives any and all claims against any such party arising out of, or in any way connected with, this Lease.

37.13 Proration. Any proration required hereunder shall, unless expressly provided otherwise herein, be done on the basis of a three hundred sixty (360) day year and/or a thirty (30) day month.

37.14 Waiver of Jury Trial. Landlord and Tenant by this Section 37.14 hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties to this Lease against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any other claims (except claims for personal injury or property damage).

37.15 No Recordation. Neither Landlord nor Tenant shall record this Lease or any short form or memorandum thereof.

37.16 Exhibits. This Lease shall be deemed to mean this Lease, Exhibits “A” through “G” and the Letter of Credit Rider, which are attached to this Lease and incorporated in this Lease by this reference.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in quadruplicate on the dates set forth below and this Lease shall be effective as of the latter of such dates.

LANDLORD:	KNICKERBOCKER PROPERTIES, INC. XXXIII,
a Delaware corporation

By:
Dennis Keyes
	Its:	Vice President

TENANT:	BRE PROPERTIES, INC.,
a Maryland corporation

By:
Its:

By:
Its:

EXHIBIT “A”

FLOOR PLAN

[To Be Attached]

EXHIBIT “A”

EXHIBIT “B”

OFFICE BUILDING RULES AND REGULATIONS

1. The sidewalks, halls, passages, courts, exits, vestibules, entrances, public areas, elevators, escalators and stairways of the Building shall not be obstructed by Tenant or used by it for any purpose other than ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building. If the Premises are situated on the ground floor with direct access to the street, then Tenant shall, at Tenant’s expense, keep the sidewalks and curbs directly in front of the Premises clean and free from dirt, refuse and other obstructions.

2. No sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted, affixed or otherwise displayed by Tenant on any part of the Building without the prior written consent of Landlord. Landlord will adopt and furnish to Tenant general guidelines relating to signs inside the Building on the office floors. Tenant agrees to conform to such guidelines, but may request approval of Landlord for modifications, which approval will not be unreasonably withheld. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord, which approval will not be unreasonably withheld. Written material visible from outside the Building will not be permitted. Pursuant to Article 34, Landlord shall place Tenant’s name on the directory in the lobby of the Building. Tenant shall not have the right to have additional names placed on the directory without Landlord’s prior written consent, which consent will not be unreasonably withheld. Any such additional names shall be paid for in advance by Tenant.

3. The Premises shall not be used for the storage of merchandise held for sale to the general public or for lodging. No cooking shall be done or permitted by Tenant on the Premises, except the use by Tenant of underwriter’s laboratory approved microwave and equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations. Tenant shall not install, maintain or operate upon the Premises any vending machine, except for the use of its employees and guests, without the prior written consent of Landlord, which consent Landlord may not unreasonably withhold.

4. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

EXHIBIT “B”

5. Landlord will furnish Tenant with two (2) keys to each door lock in the Premises. Landlord may make a reasonable charge for these and any additional keys. Tenant shall not have any additional keys made. Tenant shall not alter any lock or install a new or additional lock or bolts on any door of its Premises without the prior written consent of Landlord. Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Building which shall have been furnished to Tenant.

6. The carrying in or out of freight, furniture or bulky material of any description must take place during such hours as Landlord may from time to time reasonably determine. The installation and moving of such freight, furniture or bulky material shall be made upon twenty-four (24) hours’ prior written notice to the manager of the Building, use of the Building freight elevators shall be on a first come, first served basis, and the persons employed by the Tenant for such work must be reasonably acceptable to Landlord. Tenant may, subject to the provisions of the immediately preceding sentence, move freight, furniture, bulky matter and other material into or out of the Premises on Saturdays between the hours of 8:00 a.m. and 6:00 p.m. provided Tenant pays the additional costs, if any, incurred by Landlord for elevator operators, lobby attendants and other expenses arising by reason of such move by Tenant (in an amount equal to Landlord’s standard charges for such services) and if, at least two (2) days prior to such move, Landlord requests Tenant to deposit with Landlord, as security for Tenant’s obligation to pay such additional costs, a sum which Landlord reasonably estimates to be the amount of such additional costs, then Tenant shall deposit such sum with Landlord as security for such costs. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if considered necessary by Landlord, shall stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause and all damage done to the Building by moving or maintaining such property shall be repaired at the expense of Tenant. Business machines and other equipment shall be placed and maintained by Tenant at Tenant’s expense in a setting sufficient, in Landlord’s reasonable judgment, to absorb and prevent unreasonable vibration and prevent noise and annoyance.

7. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation or maintenance of office equipment. Tenant shall not, without Landlord’s prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use or keep or permit to be used or kept any hazardous or toxic materials or any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations, or interfere in any way with other tenants or those having business therein.

8. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building; provided, however, that Landlord shall reimburse Tenant for the reasonable cost to replace Tenant’s supply of letterhead and business cards remaining at the time of such change of name and/or address.

EXHIBIT “B”

9. Landlord reserves the right to exclude from the Building, between the hours of 6:00 p.m. and 7:00 a.m. and at all hours on Saturdays, Sundays, and legal holidays all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom Tenant requests the same in writing. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall, in no case, be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate including closing doors.

10. No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Building without the prior written consent of Landlord. No files, cabinets, boxes, containers or similar items shall be placed in, against or adjacent to any window of the Building so as to be visible from the outside of the Building. No bottles, parcels or other articles may be placed in the halls or in any other part of the Building, nor shall any article be thrown out of the doors or windows of the Premises.

11. Tenant shall not obtain for use in the Premises, ice, drinking water, food, beverage, towel or other similar services except at such reasonable hours and under such reasonable regulations as may be fixed by Landlord.

12. Tenant shall see that the doors of the Premises are closed and locked, that all water faucets, water apparatus and utilities are shut off before Tenant leaves the Premises, so as to prevent waste or damage, and for any default or carelessness in this regard, Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. If the Premises, or any portion thereof, is on a multiple tenancy floor, Tenant shall keep the doors to the Building corridors closed at all times except for ingress and egress.

13. The lavatory rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall, if caused by Tenant, be borne by Tenant.

14. Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale of newspapers, magazines, periodicals, theater tickets, airlines tickets or any other goods or merchandise to the general public in or on the Premises nor shall Tenant carry on or permit or allow any employee or other person to carry on the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Premises be used for manufacturing of any kind, or any business or activity other than that specifically provided for in Tenant’s Lease.

15. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or the exterior walls of the Building. No awnings, air conditioning units or other projections shall be attached to the outside walls or windowsills of the Building or otherwise project from the Building, without the prior written consent of Landlord.

EXHIBIT “B”

16. Tenant shall not use in any space or public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by Tenant into the Building or kept in or about the Premises.

17. Tenant shall store all its trash and garbage within the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city where the Building is located without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate.

18. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited and Tenant shall cooperate to prevent the same.

19. Tenant shall not bring into or keep within the Building or common areas any animal (except seeing eye dogs in the control of their master), bird or bicycle or other vehicle.

20. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises, except as reasonably necessary to hang artwork normally found in office space. All construction work in the Building shall comply with Landlord’s Agent’s standard operating procedures.

21. Landlord shall direct electricians as to where and how telephone and telegraph wires are to be introduced. No cutting or boring for wires shall be allowed without Landlord’s consent. The location of telephones, call boxes and office equipment affixed to the Premises shall be subject to Landlord’s approval.

22. Tenant shall not lay linoleum, tile, carpet or floor covering so that it is affixed to the floor of the Premises, without Landlord’s approval.

23. The requirements of Tenant will be attended to only upon application by telephone or in person at the office of the Building manager. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

24. Subject to the last sentence of Section 27 of these Rules and Regulations, Landlord may waive any one or more of these rules and regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

25. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.

EXHIBIT “B”

26. Landlord reserves the right to make such other reasonable Rules and Regulations as, in its judgment, may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of the order therein.

27. Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of these Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises. Landlord shall apply these Rules and Regulations in a non-discriminatory manner, and shall make all commercially reasonable efforts to cause all tenants of the Building to comply with all of these Rules and Regulations (as revised in accordance with these Rules and Regulations).

28. The “Ordinary Business Hours” of the Building shall be 8:00 a.m. to 6:00 p.m. on business days (exclusive of Saturdays, Sundays and holidays).

29. Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls, including room thermostats, installed for Tenant’s use. Tenant shall keep corridor doors closed, and shall close window coverings at the end of each business day.

30. Tenant shall not, without the prior written consent of Landlord, alter or repair the ceiling, remove any ceiling tiles, or remove or replace any lamps, light bulbs, or ceiling fixtures on the Premises. Landlord shall replace, and Tenant shall pay for the replacement of, any broken ceiling tiles, lamps, light bulbs or ceiling fixtures which Tenant damages.

31. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

32. Any consent, approval, request, agreement or other communication to be given or made under these Rules and Regulations shall be in writing.

33. Neither Tenant, its agents, employees or contractors shall have access to or make any changes, alterations, additions, improvements, repairs or replacements (collectively “Telecommunications Related Work”) to the telephone closets, telephone lines or any other communications facilities or equipment within the Building without the prior written approval of Landlord, which approval may be withheld in Landlord’s sole discretion. All contractors designated by Tenant to perform Telecommunications Related Work shall be licensed and shall be subject to Landlord’s prior written approval, which approval may be withheld by Landlord in its sole discretion. Contractors performing Telecommunications Related Work shall be required to provide evidence of insurance coverage satisfactory to Landlord, including, without limitation, naming Landlord as an additional insured on all liability policies. Any costs, expenses, and liabilities incurred by Landlord as a result of Tenant or Tenant’s contractor performing Telecommunications Related Work shall be subject to Tenant’s indemnification obligations under the Lease.

EXHIBIT “B”

34. For purposes of these Rules and Regulations the term “Tenant” shall include Tenant’s agents, servants, employees, contractors, visitors and invitees, and Tenant shall be responsible for the observance by all such persons of all of the foregoing Rules and Regulations and any additional Rules and Regulations promulgated by Landlord during the Term of the Lease.

EXHIBIT “B”

EXHIBIT “C”

WORKLETTER AGREEMENT

This Workletter Agreement (the “Workletter”) is executed simultaneously with and is an exhibit to that certain Lease (the “Lease”), dated as of the date hereof between Knickerbocker Properties, Inc. XXXIII, a Delaware corporation (“Landlord”), and BRE Properties, Inc., a Maryland corporation (“Tenant”), wherein Tenant is leasing certain office space (the “Premises”) at 525 Market Street, in San Francisco, California (the “Building”), as more particularly described in the Lease. In consideration of the parties entering into the Lease and of the mutual promises and covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

1. Proposed and Final Plans.

(a) On or before February 1, 2005, Tenant shall cause to be prepared and delivered to Landlord, for Landlord’s approval, the following proposed drawings (“Proposed Plans”) for all improvements Tenant desires to complete or have completed in the Premises (the “Tenant Improvements”):

(i) Architectural drawings (consisting of floor construction plan, ceiling lighting and layout, power, and telephone plan).

(ii) Mechanical drawings (consisting of HVAC, electrical, telephone, and plumbing).

(iii) Finish schedule (consisting of wall finishes and floor finishes and miscellaneous details).

(b) All architectural drawings shall be prepared at Tenant’s sole cost and expense by a licensed architect designated by Tenant and approved by Landlord, whom Tenant shall employ. Tenant shall deliver one set of reproducible architectural drawings to Landlord. All mechanical drawings shall be prepared at Tenant’s sole cost and expense by a licensed engineer approved by Landlord, whom Tenant shall employ. Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord in reviewing the Proposed Plans.

(c) Within five (5) business days after Landlord’s receipt of the architectural drawings, Landlord shall advise Tenant of any changes or additional information required to obtain Landlord’s approval.

(d) Within five (5) business days after receipt of mechanical drawings, Landlord shall advise Tenant of any changes required to obtain Landlord’s approval.

(e) If Landlord disapproves of, or requests additional information regarding the Proposed Plans, Tenant shall, within ten (10) days thereafter, revise the Proposed Plans disapproved by Landlord and resubmit such plans to Landlord or otherwise provide such additional information to Landlord. Landlord shall, within five (5) business days after receipt of Tenant’s revised plans, advise Tenant of any additional changes which may be required to obtain

EXHIBIT “C”

Landlord’s approval. If Landlord disapproves the revised plans specifying the reason therefor, or requests further additional information, Tenant shall, within ten (10) days of receipt of Landlord’s required changes, revise such plans and resubmit them to Landlord or deliver to Landlord such further information as Landlord has requested. Landlord shall, again within fifteen (15) days after receipt of Tenant’s revised plans, advise Tenant of further changes, if any, required for Landlord’s approval. This process shall continue until Landlord has approved Tenant’s revised Proposed Plans. “Final Plans” shall mean the Proposed Plans, as revised, which have been approved by Landlord and Tenant in writing. Landlord agrees not to withhold its approval unreasonably.

(f) All Proposed Plans and Final Plans shall comply with all applicable statutes, ordinances, regulations, laws, and codes. Neither review nor approval by Landlord of the Proposed Plans and resulting Final Plans shall constitute a representation or warranty by Landlord that such plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes, regulations, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance. Tenant shall not make any changes in the Final Plans without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed; provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes adversely affecting the Building’s structure, any asbestos-containing materials, systems, equipment or the appearance or value of the Building.

(g) Prior to entry by Tenant into the Premises for purposes of completing the Tenant Improvements, Landlord shall substantially complete the following work in the Premises: (i) deliver the floor of the Premises in a reasonably smooth and level condition in accordance with industry standards, but not less than the American Concrete Institute I-80 Standards, and in a condition ready to receive carpeting; (ii) furnish and install levolor blinds on all exterior windows; (iii) inspect and remove any abandoned electrical conduit; and (iv) inspect and remove any abandoned pipes (the “Base Building Work”). Landlord agrees to use reasonable efforts to complete all such Base Building Work in the Premises and deliver possession of the Premises to Tenant on or before March 1, 2005, subject to strikes, lockouts, acts of God, and other causes beyond its reasonable control.

2. Performance of the Tenant Improvements.

(a) Filing of Final Plans, Permits. Tenant, at its sole cost and expense, shall file the Final Plans with the governmental agencies having jurisdiction over the Tenant Improvements, and Tenant shall not commence construction of the Tenant Improvements until Tenant has done so. Tenant shall furnish Landlord with copies of all documents submitted to all such governmental agencies and with the authorizations to commence work and the permits for the Tenant Improvements issued by such governmental agencies. Tenant shall not continue the construction of the Tenant Improvements beyond the point of the first inspection without first obtaining the required governmental authorizations for such work.

(b) Landlord Approval of Contractors. Tenant shall enter into a contract for construction of the Tenant Improvements with a general contractor acceptable to Landlord (the

EXHIBIT “C”

“General Contractor”). Tenant’s construction contract with the General Contractor shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. The General Contractor shall be responsible for all required construction, management and supervision, including bidding by subcontractors for the various components of the work of the Tenant Improvements. In addition, Tenant shall only utilize for purposes of mechanical, electrical, structural, sprinkler, fire and life safety and asbestos related activities those contractors as specifically designated by Landlord (collectively, the “Essential Subs”), which list of Essential Subs shall include three (3) names each for those Essential Subs engaged in mechanical, electrical or structural contracting. Tenant shall submit to Landlord not less than ten (10) days prior to commencement of construction the following information and items:

(i) The names and addresses of the other subcontractors, and sub-subcontractors (collectively, together with the General Contractor and Essential Subs, the “Tenant’s Contractors”) Tenant intends to employ in the construction of the Tenant Improvements. Landlord shall have the right to approve or disapprove Tenant’s Contractors, and Tenant shall employ, as Tenant’s Contractors, only those persons or entities approved by Landlord. All contractors and subcontractors engaged by or on behalf of Tenant for the Premises shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors on the job site. All work shall be coordinated with any general construction work in the Building. Tenant agrees to give the contractor employed by Landlord in the Building an equal opportunity to submit a bid for the Tenant Improvements, but Tenant shall not be obligated to hire such contractor.

(ii) The scheduled commencement date of construction, the estimated date of completion of construction work, fixturing work, and date of occupancy of the Premises by Tenant.

(iii) Itemized statement of estimated construction cost, including permits and fees, architectural, engineering, and contracting fees.

(iv) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(c) Access to Premises. Tenant, its employees, designers, contractors and workmen shall have access to and primary use of the Premises prior to the commencement of the Term of the Lease to construct the Tenant Improvements, provided that Tenant and its employees, agents, contractors, and suppliers only access the Premises via the Building freight elevator work in harmony and do not interfere with the performance of other work in the Building by Landlord, Landlord’s contractors, other tenants or occupants of the Building (whether or not the terms of their respective leases have commenced) or their contractors. If at any time such entry shall cause, or in Landlord’s reasonable judgment threaten to cause, such disharmony or interference, Landlord may terminate such permission upon twenty-four (24) hours’ written notice to Tenant, and thereupon, Tenant or its employees, agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the Premises and the Building until Landlord determines such disturbance no longer exists.

EXHIBIT “C”

(d) Landlord’s Right to Perform. Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any of the Tenant Improvements which (i) Landlord reasonably deems necessary to be done on an emergency basis, (ii) pertains to structural components or the general Building systems, or (iii) affects any asbestos-containing materials. Except in case of emergency, Landlord shall give prior reasonable written notice to Tenant of its intention to perform such work.

(e) Warranties. On completion of the Tenant Improvements, Tenant shall provide Landlord with copies of all warranties of at least one (1) year duration on all the Tenant Improvements. At Landlord’s request, Tenant shall enforce, at Tenant’s expense, all guarantees and warranties made and/or furnished to Tenant with respect to the Tenant Improvements.

(f) Protection of Building. All work performed by Tenant shall be performed with a minimum of interference with other tenants and occupants of the Building and shall conform to the Building Rules and Regulations attached to the Lease as Exhibit “B,” and those rules and regulations governing construction in the Building as Landlord or Landlord’s Agent may impose. Tenant will take all reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Tenant Improvements and to properly police same and Landlord shall have no responsibility for any loss by theft or otherwise. Construction equipment and materials are to be located in confined areas and delivery and loading of equipment and materials shall be done at such reasonable locations and at such time as Landlord shall direct so as not to burden the operation of the Building. Landlord shall advise Tenant in advance of any special delivery and loading dock requirements. Tenant shall at all times keep the Premises and adjacent areas free from accumulations of waste materials or rubbish caused by its suppliers, contractors or workmen. Landlord may require daily clean-up if required for fire prevention and life safety reasons or applicable laws and reserves the right to do clean-up at the expense of Tenant if Tenant fails to comply with Landlord’s cleanup requirements after reasonable notice of such failure. At the completion of the Tenant Improvements, Tenant’s Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Premises and Building. Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant at Tenant’s expense. Immediately prior to the date Landlord tenders to Tenant possession of the Premises with the Base Building Work substantially completed, Landlord’s and Tenant’s respective representatives shall inspect the Premises and identify “punch-list” items of existing damage and conditions and jointly prepare a written “punch-list.” Tenant shall not be responsible for the repair of such all “punch-list” items.

(g) Compliance by all Tenant Contractors. Tenant shall impose and enforce all terms hereof on Tenant’s Contractors and its designers, architects and engineers. Landlord shall have the right to order Tenant or any of Tenant’s Contractors, designers, architects or engineers who willfully violate the provisions of this Workletter to cease work and remove himself or itself and his or its equipment and employees from the Building.

EXHIBIT “C”

(h) Accidents, Notice to Landlord. Tenant’s Contractors shall assume responsibility for the prevention of accidents to its agents and employees and shall take all reasonable safety precautions with respect to the work to be performed and shall comply with all reasonable safety measures initiated by the Landlord and with all applicable laws, ordinances, rules, regulations and orders of any public authority for the safety of persons or property. Tenant shall advise the Tenant’s Contractors to report to Landlord any injury to any of its agents or employees and shall furnish Landlord a copy of the accident report filed with its insurance carrier within three (3) days of its occurrence.

(i) Required Insurance. Tenant shall cause Tenant’s Contractors to secure, pay for, and maintain during the performance of the construction of the Tenant Improvements, insurance in the following minimum coverages and limits of liability:

(i) Workmen’s Compensation and Employer’s Liability Insurance as required by law.

(ii) Commercial General Liability Insurance (including Owner’s and Contractors’ Protective Liability) in an amount not less than Two Million Dollars ($2,000,000) per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of Two Million Dollars ($2,000,000), and with umbrella coverage with limits not less than Five Million Dollars ($5,000,000). Such insurance shall provide for completed operations coverage with a two-year extension after completion of the work, and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automobile Liability Insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than Five Hundred Thousand Dollars ($500,000) for each person in one accident, and One Million Dollars ($1,000,000) for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than One Million Dollars ($1,000,000) for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv) “All-risk” builder’s risk insurance upon the entire Tenant Improvements to the full insurance value thereof. Such insurance shall include the interest of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant Improvements and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief. If portions of the Tenant Improvements are stored off the site of the Building or in transit to such site are not covered under such “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Tenant

EXHIBIT “C”

Improvements. Any loss insured under such “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord as trustee for the insureds, as their interest may appear, subject to the agreement reached by such parties in interest, or in the absence of any such agreement, then in accordance with a final, nonappealable order of a court of competent jurisdiction. If after such loss no other special agreement is made, the decision to replace or not replace any such damaged Tenant Improvements shall be made in accordance with the terms and provisions of the Lease including, without limitation, this Workletter. The waiver of subrogation provisions contained in Article 15 of the Lease shall apply to the “all-risk” builder’s risk insurance policy to be obtained by Tenant pursuant to this paragraph.

All policies (except the workmen’s compensation policy) shall be endorsed to include as additional named insureds Landlord and its officers, employees, and agents. Such endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation, or nonrenewal of coverage by certified mail, return receipt requested (except that ten (10) days’ notice shall be sufficient in the case of cancellation for nonpayment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by such additional insured parties and shall not call into contribution any insurance then maintained by any of such additional insured parties. At Tenant’s request, Landlord shall furnish a list of names and addresses of parties to be named as additional insureds. Additionally, where applicable, such policy shall contain a cross-liability and severability or interest clause.

To the fullest extent permitted by law, Tenant (and Tenant’s Contractors) and Landlord (and its contractors) shall indemnify and hold harmless the other party, its officers, agents and employees, from and against all claims, damages, liabilities, losses and expenses of whatever nature, including but not limited to reasonable attorneys’ fees, the cost of any repairs to the Premises or Building necessitated by activities of the indemnifying party’s contractors, bodily injury to persons or damage to property of the indemnified party, its employees, agents, invitees, licensees, or others, arising out of or resulting from the performance of work by the indemnifying party or its contractors. The foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge or substitution of the same, and shall not be limited in any way by any limitations on the amount or type of damages, compensation or benefits payable by or for Tenant’s Contractors under Workers’ or Workmen’s Compensation Acts, Disability Benefit Acts or other Employee Benefit Acts.

(j) Quality of Work. The Tenant Improvements shall be constructed in a first-class workmanlike manner using only good grades of material and in compliance with the Final Plans, all insurance requirements, applicable laws and ordinances and rules and regulations of governmental departments or agencies and the rules and regulations adopted by Landlord for the Building.

(k) “As-Built” Plans. Upon completion of the Tenant Improvements, Tenant shall furnish Landlord with “as built” plans for the Premises, final waivers of lien for the Tenant Improvements, a detailed breakdown of the costs of the Tenant Improvements (which may be in the form of an owner’s affidavit) and evidence of payment reasonably satisfactory to Landlord, and an occupancy permit, a temporary occupancy permit or its equivalent for the Premises.

EXHIBIT “C”

(l) Mechanics’ liens. Tenant shall not permit any of the Tenant’s Contractors to place any lien upon the Building, and if any such lien is placed upon the Building, Tenant shall within ten (10) days of notice thereof, cause such lien to be discharged of record, by bonding or otherwise. If Tenant shall fail to cause any such lien to be discharged, Landlord shall have the right to have such lien discharged and Landlord’s expense in so doing, including bond premiums, reasonable legal fees and filing fees, shall be immediately due and payable by Tenant.

3. Payment of Costs of the Tenant Improvements.

(a) Subject to the provisions of Paragraph 3(b) below, the Tenant Improvements shall be installed by Tenant at Tenant’s sole cost and expense. The cost of the Tenant Improvements shall include, and Tenant agrees to pay Landlord for, the following costs (“Landlord’s Costs”): (i) the cost of all work performed by Landlord on behalf of Tenant and for all materials and labor furnished on Tenant’s behalf, (ii) the cost of any services provided to Tenant or Tenant’s Contractors including but not limited to the cost for rubbish removal, and (iii) a supervision fee equal to five percent (5%) of the cost of the Tenant Improvements; provided, however, that such supervision fee shall not exceed Ten Thousand Dollars ($10,000.00). Landlord may render bills to Tenant monthly for Landlord’s Costs (provided that the supervision fee shall be billed based on the cost of the Tenant Improvements performed during the period in question). All bills shall be due and payable no later than the fifteenth (15th) day after delivery of such bills to Tenant.

(b) Landlord shall provide Tenant with an allowance of One Million Five Hundred Eighty Six Thousand Nine Hundred Eighty-Four Dollars ($1,586,984.00) (“Tenant Allowance”) to be used toward payment of the hard and soft costs incurred by Tenant in connection with the Tenant Improvements. The Tenant Improvements must be completed, and Tenant must have submitted its request for reimbursement in accordance with the terms of this Paragraph 3, no later than November 30, 2005 (the “Reimbursement Deadline”). If the cost of all items of the Tenant Improvements is less than the Tenant Allowance or if Tenant has not submitted its request for reimbursement for the entire Tenant Allowance in accordance with this Workletter by the Reimbursement Deadline, Tenant shall not be entitled to any payment or credit for such excess or unused amount. Funds may be drawn against the Tenant Allowance at any time and from time to time prior to the Reimbursement Deadline, subject to the following:

(i) Tenant may not make more than one draw in any calendar month;

(ii) With each draw request, Tenant shall submit to Landlord the following documents:

(A) A true and correct copy of the application for payment by Tenant’s Contractors for the Tenant Improvements completed to date, including sworn statements evidencing the cost of the Tenant Improvements performed to date (or in the case of subcontractors and materialmen, sworn statements for the last preceding draw request) together with copies on all receipted bills and invoices;

(B) Conditional or final lien waivers with respect to the Tenant Improvements performed to date from Tenant’s Contractors and any materialmen (or in the case of subcontractors and materialmen and except for the final disbursement of the Tenant Allowance, unconditional lien waivers for the last preceding draw request);

EXHIBIT “C”

(C) Tenant’s certification to Landlord that the amounts set forth in all contractor’s sworn statements are owed to Tenant’s Contractors for the Tenant Improvements performed to date;

(D) The total cost of the Tenant Improvements based on the Final Plans, as such cost may change from time to time;

(E) With the final draw request, Tenant shall submit to Landlord a certificate from Tenant’s Architect stating that the Tenant Improvements has been completed in accordance with the Final Plans and Unconditional Waiver and Release Upon Progress Payment from the General Contractor and each of Tenant’s Contractors who have not theretofore delivered such unconditional waiver and release.

(iii) Landlord will disburse the portion of the Tenant Allowance allocable to each draw request to Tenant within thirty (30) days after Tenant has submitted the required information for such draw and has otherwise complied with the requirements hereof.

(c) Prior to commencement of any construction by Tenant or payment of any of Tenant’s Contractors, Tenant shall upon request of Landlord establish a construction escrow or other payment procedure acceptable to Landlord and Landlord’s mortgagee providing for payment of Tenant’s Contractors as the Tenant Improvements progresses upon satisfactory review of lien waivers and sworn statements from Tenant’s Contractors and if requested by Landlord, Landlord’s title insurance company’s willingness to issue title insurance over mechanic’s liens relating to the Tenant Improvements to the date of each draw. Tenant shall pay for the Tenant Improvements and shall not permit the Premises or Building or underlying property to become subject to any lien on account of labor, material, or services furnished to Tenant. If an escrow is established, Tenant shall, from time to time after establishment of the escrow, deposit funds into the escrow in an amount sufficient, together with the Tenant Allowance, to pay the costs and expenses of constructing the Tenant Improvements. Tenant shall provide such contractor’s affidavits, tenant (owner) statements, partial and final waivers of lien, architect’s certificates and any additional documentation or Tenant or contractor undertakings which may be requested by Landlord, Landlord’s title insurer, or mortgagee in connection with such escrow or any title insurance requirements concerning Tenant Work.

4. Miscellaneous.

(a) Tenant agrees that, in connection with the Tenant Improvements and its use of the Premises prior to the commencement of the Term of the Lease, Tenant shall have those duties and obligations with respect thereto that it has pursuant to the Lease during the Term, except the obligation for payment of rent, and further agrees that Landlord shall not be liable in any way for injury, loss, or damage which may occur to any of the Tenant Improvements or installations made in the Premises, or to any personal property placed therein, the same being at Tenant’s sole risk.

EXHIBIT “C”

(b) Except as expressly set forth herein, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(c) This Workletter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(d) The failure by Tenant to pay any monies due Landlord pursuant to this Workletter within the time period herein stated shall be deemed a default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of rent. All late payments shall bear interest pursuant to Section 18.04 of the Lease.

(e) Neither Landlord’s Agent nor the partners compromising Landlord or Landlord’s Agent, nor the shareholders (nor any of the partners comprising same), directors, officers, or shareholders of any of the foregoing (collectively, the “Parties”) shall be liable for the performance of Landlord’s obligations under this Workletter. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord’s obligations under this Workletter shall not exceed and shall be limited to Landlord’s interest in the Building and Tenant shall not look to the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Workletter or to satisfy a judgment for Landlord’s failure to perform such obligations. Upon a sale of the Building by Landlord, Tenant shall look solely to the Buyer to enforce its rights under this Workletter, and, if and to the extent such buyer has not assumed Landlord’s duties, obligations and liabilities hereunder, Tenant may only look to the actual cash proceeds received by Landlord in connection with such sale in seeking to satisfy a judgment for Landlord’s failure to perform its obligations under this Workletter.

EXHIBIT “C”

(f) Tenant shall be solely responsible to determine at the site all dimensions of the Premises and the Building which affect any work to be performed by Tenant hereunder.

LANDLORD:	KNICKERBOCKER PROPERTIES, INC. XXXIII,
a Delaware corporation

	By:	/s/ Dennis Keyes
Dennis Keyes
	Its:	Vice President

TENANT:	BRE PROPERTIES, INC.,
a Maryland corporation

	By:	/s/ Constance B. Moore
	Its:	President

By:
Its:

EXHIBIT “C”

EXHIBIT “D”

DESIGN STANDARDS

1. HVAC

a. Outside summer: 79 degrees FDB

b. Inside summer: 74 degrees + or - 2.5 degrees FDB (shades drawn)

c. Outside winter: 38 degrees FDB

d. Inside winter: 72 degrees FDB + or - 2.5 degrees FDB (shades drawn)

e. Population Density: One occupant per 150 usable square feet. The greater of 15 cfm outside air per occupant or 0.15 cfm outside air per usable square foot in accordance with Title 24 of the California Code of Regulations

2. Electrical

a. Subject to Title 24 of the California Code of Regulations, 3 watts per usable square foot connected load/lighting/power — 480/277 volts

b. Subject to Title 24 of the California Code of Regulations, 2 watts per usable square foot connected load/miscellaneous power — 120/208 volts

Total of 5 watts per usable square foot connected load

EXHIBIT “D”

EXHIBIT “E”

ESTOPPEL CERTIFICATE

            , 20

Knickerbocker Properties, Inc. XXXIII

c/o J.P. Morgan Investment Management, Inc.

525 Fifth Avenue

New York, NY 10036

Attn: Asset Manager for 525 Market

Re:	Lease dated as of , 20 , between Knickerbocker Properties, Inc. XXXIII, a Delaware corporation, as landlord (the “Landlord”), and , as tenant (the “Tenant”), as amended by Agreement(s) dated , 20 (said lease, as so amended, the “Lease”) for the Floor at the building known as 525 Market Street, San Francisco, California (the “Premises”)

Gentlemen:

The undersigned Tenant hereby certifies that:

1. Tenant has accepted possession of the Premises (or, if Tenant has not done so, that Tenant has not accepted possession of the Premises, and specify the reasons therefor);

2. The Term Commencement and Expiration Dates of the Lease are                                          and                                     , respectively;

3. (a) As of this date, the Annual Base Rent for the period including                                          through                             , is $                    , payable monthly, in advance, at $                     per month, on the first day of each calendar month.

(b) The increase in the annual rental rate for Increased Direct Expenses, which was billed by Landlord, and is payable by Tenant, in the calendar year 20     is $                    ; and the monthly payment thereof of $                     has been paid for all months through                                         , 20    . The increase in the annual rental rate for Increased Taxes, which was billed by Landlord, and is payable by Tenant in the calendar year 20     is $                    ; and the monthly payment thereof of $                     has been paid for all months through                                         , 20    .

(c) There is no unexpired rental concession or abatement under the Lease.

4. There are no existing defaults by Landlord in the performance of its obligations under the Lease (or, if a default exists, specify the same) nor to the best of Tenant’s knowledge, is there now any fact or condition which, with notice or lapse of time or both will become such default; and there is no offset, defense, counterclaim or credit against any rental or other payment due under the Lease, or with respect to any transaction between Landlord and Tenant;

EXHIBIT “E”

5. The Lease is unmodified and in full force and effect and constitutes the entire agreement between Landlord and Tenant with respect to the Premises;

6.                                                                                               , as the                                      of Tenant, is duly authorized to execute this certificate on behalf of Tenant;

7. Tenant is not in default under the Lease nor does any event exist which, with the passage of time or the giving of notice or both, would constitute an Event of Default by Tenant and Tenant has not assigned, transferred or otherwise encumbered its interest under the Lease, nor subleased any of the Premises; except as follows:                                                                                                                                                                                                     ;

8. Tenant (a) does not have any right to renew or extend the Term of the Lease, (b) does not have any right to cancel or surrender the Lease prior to the expiration of the Term of the Lease, (c) does not have any option or preferential right to purchase all or any part of the Premises or purchase or lease all or any part of the property of which the Premises are a part, (d) does not have any right to relocate into other property owned by Landlord or owned by a person who is, to Tenant’s knowledge, an affiliate of Landlord, and (e) does not have any right, title or interest with respect to the Premises other than as Tenant under the Lease; except as follows:                                                  ;

9. Tenant has not given or received written notice that Tenant’s insurance coverage, if any, under the Lease will be canceled or not renewed;

10. Landlord currently holds a security deposit under the Lease in the amount of $                                    ;

11. Tenant has not prepaid rent more than one (1) month in advance; and

12. This certificate shall inure to the benefit of                                                                          , and its successors and assigns and to the benefit of any other lender which is beneficiary under a deed of trust encumbering the Premises or encumbering any property of which the Premises is a part and their successors and assigns; and this certificate shall be binding upon Tenant and its legal representatives, successors and assigns.

TENANT:

By:
Name:
Title:

EXHIBIT “E”

EXHIBIT “F”

CALIFORNIA ASBESTOS ANNUAL NOTICE

In 1988, California enacted legislation (specifically, Chapter 10.4 of the Health and Safety Code, Section 25915 et seq.) requiring landlords and tenants of commercial buildings constructed prior to 1979 to notify certain people, including each other and their respective employees working within such building, of any knowledge they may have regarding any asbestos containing materials or asbestos-containing construction materials (collectively, “ACM”) in the building.

On July 13, 1995, Title 29, Code of Federal Regulations, Section 1910.1001 and 1926.1101 defined Presumed Asbestos Containing Material (“PACM”) as thermal system insulation, and surfacing material, asphalt and vinyl flooring found in buildings constructed no later than 1980. The federal standard requires the building and/or facility owner to notify contractors and tenants of the presence of ACM/PACM. On May 3, 1996, Cal/OSHA adopted the same notification requirements for PACM in Title 8 CCR 5208 & 1529.

This notification is being given to provide the information required under this Legislation in order to help you avoid any unintentional contact with the ACM/PACM, to assure that appropriate precautionary measures are taken before disturbing any ACM/PACM, and to assist you in making appropriate disclosures to your employees and others.

We have engaged qualified asbestos consultants to survey the Building for asbestos and to assist in implementing an asbestos control program that includes, among other things, periodic reinspection and surveillance, air monitoring as necessary, information and training programs for building engineering and other measures to minimize potential fiber releases. A description of the current Operations and Maintenance Program prepared for the Building (the “O&M Program”) is set forth on Schedule A attached hereto. Our asbestos consultant has provided us with the O&M Program, which in its qualified professional opinion, fully complies with the disclosure requirements of Health and Safety Code Section 25915.1.

We have no reason to believe, based upon the O&M Program, that the ACM/PACM in the Building is currently in a condition to release asbestos fibers which would pose a significant health hazard to the Building’s occupants. This should remain so if such ACM/PACM is properly handled and remains undisturbed. You should take into consideration that our knowledge as to the absence of health risks is based solely upon general information and the information contained in the O&M Program, and that we have no special knowledge concerning potential health risks resulting from exposure to asbestos in the Building. We are therefore required by the above-mentioned legislation to encourage you to contact local or state public agencies if you wish to obtain a better understanding of the potential impacts resulting from exposure to asbestos.

Because any tenant alterations or other work at the Building could disturb ACM/PACM and possibly release asbestos fibers into the air, we must require that you obtain our written approval prior to beginning such projects. This includes major alterations, but might also include such activities as drilling or boring holes, installing electrical, telecommunications or computer

EXHIBIT “F”

lines, sanding floors, removing ceiling tiles or other work which disturbs ACM/PACM. In many cases, such activities will not affect ACM/PACM, but you must check with the property manager in advance, just in case. You should check with the property manager at the address set forth on Schedule A. The property manager will make available such instruction as may be required. Any such work should not be attempted by an individual or contractor who is not qualified to handle ACM/PACM. In the areas specified in Schedule A, you should avoid touching or disturbing the ACM/PACM in any way. If you observe any activity which has the potential to disturb the ACM/PACM, please report the same to the property manager immediately.

Further information concerning asbestos handling procedures in general can be found in the Building’s O & M Program, located in the Building office at the address set forth on Schedule A. We also encourage you to contact local, state or federal public health agencies if you wish to obtain further information regarding asbestos containing materials.

In connection with the foregoing, we have adopted the following policies (which shall be considered rules under tenant leases): (1) the owner, and representatives of the owner, including, without limitation, the owner’s ACM/PACM consultant, are entitled to enter into the premises of any tenant to inspect for ACM/PACM, perform air tests and abatement; and (2) any tenant, contractor, or other party must obtain our prior written approval before performing any alterations on any tenant space, or performing any other work at the property that might disturb ACM/PACM or involve exposure to asbestos fibers as described above.

California law also requires persons in the course of doing business whose activities may result in exposures to asbestos and other substances regulated under the Safe Drinking Water and Toxic Enforcement Act of 1986, commonly referred to as Proposition 65, to provide a clear and reasonable warning. Accordingly, you are advised as follows:

WARNING: The areas within the Building that are described in Schedule A below contain a substance known to the State of California to cause cancer.

EXHIBIT “F”

SCHEDULE A TO EXHIBIT “F”

SCHEDULE A

TO

NOTICE CONCERNING ASBESTOS

BUILDING:	525 Market Street

GENERAL MANAGER:	Aline Singman

ADDRESS OF BUILDING OFFICE:	Cushman & Wakefield 525 Market Street San Francisco, CA 94108 Telephone: (415) 546-1096

I.	EXISTING OPERATIONS AND MAINTENANCE PROGRAM (“O&M PROGRAM”) AND ASBESTOS SURVEYS WHICH DESCRIBE THE EXISTENCE, LOCATION AND CONDITION OF ACM

The O&M Program which has been prepared for the Building since May 1999 is generally described as follows:

A.	O&M PROGRAM

	DATE	DESCRIPTION
1.	December 1997	O&M Program prepared by Hygienetics Environmental

B.	SURVEYS

	DESCRIPTION	BY COMPANY	DATE
1	Survey Report (Job 4020.13)	Hygienetics Environmental Services	9/24/99

2.	Environmental Compliance Report (Job 4020.014)	Hygienetics Environmental Services	10/27/99

3.	Environmental Compliance Report (Job 4003.011)[Are there any asbestos surveys, abatement reports or air monitor reports]	Hygienetics Environmental Services	3/11/98

4.	Environmental Compliance Report (Job 4003.015)	Hygienetics Environmental Services	10/22/97

5.	Environmental Compliance Report (Job 4003.010)	Hygienetics Environmental Services	1/10/97

SCHEDULE A TO

EXHIBIT “F”

II.	CONTENTS OF O&M PROGRAM

The Table of Contents of the O&M Program contains the following sections:

SCHEDULE A TO

EXHIBIT “F”

III.	SPECIFIC LOCATIONS WHERE ACM IS PRESENT IN ANY QUANTITY

Material	Location
Fireproofing sprayed on structural steel and floor decking	Above the suspended ceiling and behind sheet rock and/or plaster column enclosures throughout Building

Floor tile, floor sheeting (linoleum) and mastic	Throughout Building

Wall plaster	Mechanical Spaces Room

Floor Columns	37th Floor

THE O&M PROGRAM DESCRIBED ABOVE, INCLUDING SAMPLING PROCEDURES AND THE ASBESTOS SURVEYS, ARE AVAILABLE FOR REVIEW DURING NORMAL BUSINESS HOURS IN THE BUILDING OFFICE, AT THE ABOVE ADDRESS, MONDAY THROUGH FRIDAY EXCEPT LEGAL HOLIDAYS. NO REPRESENTATIONS OR WARRANTIES WHATSOEVER ARE MADE REGARDING THE O&M PROGRAM, THE REPORTS CONCERNING SUCH O&M PROGRAM OR THE SURVEYS (INCLUDING WITHOUT LIMITATION, THE CONTENTS OR ACCURACY THEREOF), OR THE PRESENCE OR ABSENCE OF TOXIC OR HAZARDOUS MATERIALS IN, AT, OR UNDER ANY PREMISES, BUILDING, OR THE PROJECT.

SCHEDULE A TO

EXHIBIT “F”

EXHIBIT “G”

OPTIONS TO EXTEND TERM

1. Option. Tenant is given two options to extend the Term hereof, on all the provisions contained in the Lease, each for an additional five (5) year period (each, an “Option Term”) following expiration of the then-current Term, by giving written notice of exercise of the option (the “Option Notice”) to Landlord at least twelve (12) months before the expiration of the then-current Term. Notwithstanding the foregoing, if Tenant is in default beyond any applicable cure periods on the date of giving the applicable Option Notice, Tenant shall have no right to extend the Term and this Lease shall expire at the end of the then-current Term; or if Tenant is in default beyond any applicable cure periods on the date the applicable Option Term is to commence, the applicable Option Term shall not commence and this Lease shall expire at the end of the then-current Term. In the event that Tenant fails to timely and properly exercise the first (1st) option to extend the Term, Tenant’s second (2nd) option to extend the Term shall terminate and be of no further force or effect as of the date Tenant fails to timely and properly exercise the first (1st) option to extend the Term. The Total Annual Base Rent for the applicable Option Term shall be in an amount equal to the fair market rental (“Fair Market Rental” as hereinafter defined) of the Premises at the commencement of the applicable Option Term (the “Adjustment Date”). The rights contained in this Exhibit “G” shall be personal to the original Tenant executing the Lease and may only be exercised by the original Tenant (and not any assignee, sublessee or other transferee of Tenant’s interest in the Lease) if the original Tenant occupies at least 50% of the Premises as of the date of the applicable Option Notice.

2. Fair Market Rental.

(a) “Fair Market Rental” shall mean the rate being charged for comparable space in similar buildings in the Financial District of San Francisco, with similar amenities, taking into consideration: size, location, floor level, escalations (e.g. type, base year and expense obligations), tenant construction or build-out periods, the value of any leasehold improvements in the Premises and in comparable space, leasehold improvements or allowances to be provided, proposed term of the lease, extent of services to be provided, the time that the particular rate under consideration became or is to become effective, the financial condition of Tenant (i.e., creditworthiness) and any other relevant terms or conditions other than “trending” (e.g., projecting that fair market rentals will be increasing or decreasing). Fair Market Rental as of the Adjustment Date shall be determined by Landlord with written notice (the “Notice”) given to Tenant not later than thirty (30) days after receipt of the Option Notice, subject to Tenant’s right to arbitration as hereinafter provided. Failure on the part of Tenant to demand arbitration within forty-five (45) days after receipt of the applicable Notice from Landlord shall bind Tenant to the applicable Fair Market Rental as determined by Landlord. Should Tenant elect to arbitrate and should the arbitration not have been concluded prior to the applicable Adjustment Date, Tenant shall pay the Total Annual Base Rent to Landlord after the applicable Adjustment Date, adjusted to reflect the applicable Fair Market Rental as Landlord has so determined. If the amount of the Fair Market Rental as determined by arbitration is greater than or less than Landlord’s determination, then any adjustment required to adjust the amount previously paid shall be made by payment by the appropriate party within ten (10) days after such determination of the applicable Fair Market Rental.

EXHIBIT “G”

(b) If Tenant disputes the amount claimed by Landlord as the applicable Fair Market Rental, Tenant may require that Landlord submit the dispute to arbitration. The arbitration shall be conducted and determined in the city where the Building is located in accordance with the following:

(i) Tenant shall make demand for arbitration in writing within forty-five (45) days after service of the applicable Notice, specifying therein the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial real estate brokerage experience who is familiar with the Fair Market Rental of first-class commercial office space in the area where the Building is located. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto. Within ten (10) business days after the service of the applicable demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Rental for the Premises.

(ii) If two arbitrators are chosen pursuant to Paragraph 2(b)(i) above, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Paragraph 2(b)(i) above. If they are unable to agree upon such appointment within five (5) business days after expiration of such ten (10) day period, the third arbitrator shall be selected by the parties themselves. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the Real Estate Board for the county in which the Building is located. The three arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Paragraph 2(b)(iii) below.

(iii) The applicable Fair Market Rental shall be fixed by the three arbitrators in accordance with the following procedures. Each of the arbitrators selected by the parties shall state, in writing, his determination of the applicable Fair Market Rental supported by the reasons therefor and shall make counterpart copies for each of the other arbitrators. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of the applicable Fair Market Rental. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as that most closely approximating his determination of the applicable Fair Market Rental shall constitute the decision of the arbitrators and shall be final and binding upon the parties.

(iv) In the event of a failure, refusal or inability of any arbitrator to act, the successor shall be appointed by such arbitrator, but in the case of the third arbitrator, such successor shall be appointed in the same manner as that set forth herein with respect to the

EXHIBIT “G”

appointment of the original third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) business days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties, except that such arbitrators shall not attempt by themselves to mutually ascertain the applicable Fair Market Rental and any such determination, in a manner other than that provided for in Paragraph 2(b)(iii) hereof, shall not be binding on the parties. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(v) The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of the applicable Fair Market Rental, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render the decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

EXHIBIT “G”

EXHIBIT “H”

JANITORIAL SPECIFICATIONS

NIGHTLY TENANT SERVICES (TENANT AREAS) / NIGHT STAFF

Cleaning specification to be implemented by Contractor’s personnel functioning as Station Janitors, Restroom Janitors and Utility Staff. Services. Duties are to be performed on a nightly basis between the hours of 5:00 p.m. to 1:00 a.m.

Nightly:

Waste Baskets/ Trash Receptacles

•	Empty all wastebaskets and damp wipe ashtrays. Remove trash from wastebaskets, wipe clean wastebaskets, and replace plastic lining. Plastic liners are to fit waste receptacles in such a manner as to not overhand the top by more than two inches (2”). Replace old plastic liners no less than one (1) time per month and as necessary due to tears, odors, or spillage (damp wipe as needed). Empty all recycling bins and containers from the main drop off point on the floor as needed. Remove all trash and recyclables from the floor to designated trash areas.

Carpet Vacuuming

•	Vacuum all rugs and wall-to-wall carpeting in all areas unobstructed by furniture. Chairs should be moved from desks and conference room tables, and then be replaced to their proper position after completion vacuuming. Carpets are to be spot cleaned as needed. Oriental rugs should be carpet swept (no vacuuming) nightly.

Hard Surface Floors

•	Sweep all wood, vinyl, tile, rubber and similar types of flooring using an approved chemically treated cloth or dust mop. Wet mop if spillage has occurred. NO stains, dirt, streaks or dust should be present at the start of the Business Day.

Dusting

•	Hand dust and wipe clean all horizontal surfaces with chemically treated cloth all surfaces including furniture, file, cabinet fixtures, window sills and surface and desk tops, chairs, rails, trim, door jambs up to 84” high. Papers, folders, and personal contents should not be moved. Spot clean as needed.

Telephones

•	Wipe clean, dust and sanitize all telephone receivers.

EXHIBIT “H”

Spot cleaning

•	Remove and spot clean all fingerprints, smudge or heel marks on all doors, entry door meat and frames, light switches, partitions, side lights and conference room glass. No fingerprints should be visible.

Kitchens and Water Fountains

•	Clean all sinks, counters, water fountains and coolers in kitchen areas and corridors. Wash the dishes in the building management office.

Miscellaneous

•	Turn off lights as specified, lock doors as directed. Report lights out or any other maintenance issues to the janitorial supervisor.

Weekly:

Edge Vacuuming

•	Edge vacuum all carpeted areas utilizing an edging tool. Areas to be edge vacuumed shall include areas behind doors, underneath and around furniture, baseboards, and windowsills.

Hard Surfaces

•	Mop and dry all non-carpeted areas, hard surfaces such as resilient flooring. Wood and stone surfaces are to be serviced per manufactures specification. All baseboards surfaces shall be wiped down and left in a uniformly clean condition.

Dusting Miscellaneous Surfaces

•	Dust and wipe down all furniture with a treated cloth. This shall include chair legs, rungs, or any additional furniture surfaces that are not serviced nightly.

Monthly:

Non-Carpeted Floors (VCT)

•	Wet mop all hard surfaces utilizing clean water, dry and spray buff with an electric rotary buffing machine. All floor finish marks shall be removed from baseboards, doors, kick plates, and doorframes.

High Dusting

•	Surface dust all horizontal surfaces and ledges, including picture frames, cabinet tops, shelving, partition framing, if reachable. This shall include any other surfaces that are reachable and not serviced on a nightly or weekly schedule, such as the exterior of lighting fixtures. All surface dusting must be preformed with a treated cloth.

EXHIBIT “H”

Quarterly:

Carpet Shampooing

•	Extract or bonnet clean all elevator lobbies and restroom corridor carpeting. Heavy traffic areas will be extracted or bonnet cleaned as often as required.

Semi-Annually:

Air Diffuser Cleaning

•	All grills, vents or air bars are to be vacuum thoroughly or wipe down as dictated by surface, the frequency to be no less than semi-annually or as required.

Carpeted Floors

•	Vacuum all carpeted floors using a pile lifter to restore pile to its original upright condition and remove all embedded dirt and grit. Heavy traffic areas may require pile lifting more often to maintain a Class-A condition.

Uncarpeted Floors

•	Strip and wax all VCT resilient flooring removing all finish. Clean rinse with a mop and dry. Apply a new wax finish uniformly and machine polish. All splashes and marks are to be removed from baseboards, jambs, and walls. (Tenants will be required to move items in advance of cleaning.)

Annually:

Venetian Blinds

•	Dust and wipe clean all Venetian (horizontal type) blinds.

Light Fixtures

•	All standard light fixtures shall be vacuumed, washed, wiped down and dried once a year.

Periodically / As Needed:

Vacuuming

•	Remove all plastic carpet protectors and thoroughly vacuum under and around all desks and office furniture.

Walls

•	All walls except natural wood, oil finished wood or fabric is to be washed down with clear water wiped clean and dried, avoiding streaks, smudges or stains. Walls should have a uniform bright and clean appearance after completion of work. Any nicks or scratches on these surfaces are to be reported to building management.

EXHIBIT “H”

Vinyl, Stone, Wood Parquet Floors

•	Polish and service these types of surfaces as needed, utilizing only products and methods per manufacture’s specifications.

Fabric Walls

•	Vacuum all fabric walls clean as necessary utilizing only products and methods per manufacture’s specifications.

Receptacles

•	Waste baskets and kitchen trashcans shall be thoroughly washed clean and dried in side and out and returned to their original location.

Vacant Tenant Spaces

•	Vacant tenant spaces should be given a final cleaning after the tenant moves out and before vacancy credit is to be claimed. The space should be checked and cleaned periodically (or as needed) to maintain a standard level of cleanliness maintaining building standard for potential tours and leasing activity.

EXHIBIT “H”

EXHIBIT “I”

FORM OF SUBORDINATION, NON-DISTURBANCE AND

ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is dated the              day of December, 2004, and is made by and between KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation, having an address of 525 Market Street, 14th Floor, San Francisco, California 94105 (“Landlord”), and BRE PROPERTIES, INC., a Maryland corporation, having an address of 44 Montgomery Street, 36th Floor, San Francisco, California 94104 (“Tenant”).

R E C I T A L S :

A. Landlord is the owner of the real property improved with that certain office building (the “Building”) commonly known as 525 Market Street, San Francisco, California (such real property together with the Building is referred to herein collectively as the “Real Property”).

B. Tenant and Landlord are concurrently herewith entering into that certain Office Lease of even date herewith (the “Office Lease”) pursuant to which Tenant has leased from Landlord the premises within the Real Property known as Suite 400 consisting of the entire rentable area of the fourth (4th) floor of the Building containing 28,339 rentable square feet (the “Premises”).

C. The Building is subject to that certain Indenture of Lease dated as of January 22, 1973, executed by Pearlman Associates (“Pearlman”) and First Market Co. (“First Market”), jointly as the lessors, and Pearlman, as the lessee, as supplemented and amended (as so supplemented and amended, the “Master Lease”). Landlord has succeeded to all right, title and interest of Pearlman and First Market in and to the Real Property and as lessor under the Master Lease, and Landlord has also succeeded to all right, title and interest of Pearlman in and to the Real Property and as lessee under the Master Lease.

D. The Building is also subject to that certain Indenture of Lease dated as of January 22, 1973, executed by Pearlman, as sublessor, and Steveland, Inc. (“Steveland”) and First Market, jointly as sublessees, as supplemented and amended (as so supplemented and amended, the “Master Sublease”). Landlord has succeeded to all right, title and interest of Pearlman in and to the Real Property and as sublessor under the Master Sublease, and Landlord has also succeeded to all right, title and to interest of Steveland and First Market in and to the Real Property and as sublessee under the Master Sublease. The Master Lease and Master Sublease are referred to herein collectively as the “Superior Leases”.

E. Landlord and Tenant desire to set forth their agreement with respect to the priority of the Office Lease and the Superior Leases and the rights of Tenant and Landlord with respect thereto.

EXHIBIT “I”

A G R E E M E N T :

NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereby agree as follows:

1. The Office Lease and all extensions, renewals, replacements or modifications of the Office Lease are and shall remain subject and subordinate to the Superior Leases and to all terms and conditions of the Superior Leases, and to all renewals, modifications, consolidations, replacements and extensions of the Superior Leases.

2. Upon the termination or extinguishment of either or both of the Superior Leases (including, without limitation, any termination or extinguishment upon Landlord’s election to merge Landlord’s estates in the Real Property), Tenant shall attorn to and recognize Landlord as Tenant’s landlord for the unexpired balance (including any extensions, if exercised) of the term of the Office Lease on the same terms and conditions set forth in the Office Lease. Upon such termination or extinguishment of the Superior Leases, Landlord shall be deemed to accept the attornment by Tenant and the Space Lease shall continue in full force and effect without the execution and delivery of any further document. Tenant waives the provisions of any law now or hereafter in effect which may give Tenant any right of election to terminate the Office Lease or to surrender possession of the Premises in the event any steps are taken (including, without limitation, any election by Landlord to merge Landlord’s estate in the Real Property), or any proceeding is brought, by Landlord under the Superior Leases to terminate either or both Superior Leases.

3. Without limiting the provisions of Section 2 above, upon the sale or transfer of Landlord’s right, title and interest in and to the Real Property subject to the Superior Leases, Tenant shall attorn to and recognize any purchaser which acquires the Real Property subject to the Superior Leases and the successors and assigns of such purchaser(s) (each a “Landlord Successor”), as Tenant’s landlord for the unexpired balance (including any extensions, if exercised) of the term of the Office Lease on the same terms and conditions set forth in the Office Lease, provided that such Landlord Successor assumes the obligations of Landlord under this Lease arising from and after the date of such sale or transfer. By virtue of the Landlord Successor’s, the acquisition of the Real Property subject to the Superior Leases, whether or not the Landlord Successor expressly assumes the Superior Leases, the Landlord Successor shall be deemed to accept the attornment by Tenant and the Office Lease shall continue in full force and effect without the execution and delivery of any further document.

4. Upon the termination or extinguishment of the Superior Leases (including, without limitation, any election by Landlord to merge Landlord’s estate in the Real Property), Landlord shall neither terminate the Office Lease nor join Tenant in any summary actions or proceedings pertaining to such termination or extinguishment unless such joinder is required by law, so long as the Office Lease is then in full force and effect and Tenant is not in default under any of the terms, covenants, or conditions of the Lease beyond any grace periods provided in the Office Lease.

EXHIBIT “I”

5. All notices, consents and other communications pursuant to the provisions of this Agreement shall be sent as provided in the Office Lease.

6. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be modified or amended and no provision herein shall be waived except in writing signed by the party against whom enforcement of any such modification or amendment is sought. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

7. Tenant agrees that this Agreement satisfies any condition or requirement in the Office Lease relating to the granting of a non-disturbance agreement regarding the Superior Leases.

END OF TEXT; SIGNATURES FOLLOW ON NEXT PAGE]

EXHIBIT “I”

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

Tenant:

BRE PROPERTIES, INC., a Maryland corporation	Date:

By:
Name:
Its:

Landlord:

KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation	Date:

By:
Dennis Keyes
Its Vice President

EXHIBIT “I”

LETTER OF CREDIT RIDER

This LETTER OF CREDIT RIDER (“LC Rider”) is made and entered into by and between KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation (“Landlord”), and BRE PROPERTIES, INC., a Maryland corporation (“Tenant”), and is dated as of the date of the Office Lease (“Lease”) by and between Landlord and Tenant to which this LC Rider is attached. The agreements set forth in this Letter of Credit Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this LC Rider are inconsistent with the terms of the Lease, the terms of this LC Rider shall control.

1. Subject to Section 6 below, within fifteen (15) days after Landlord’s request therefor (such date shall be referred to herein as the “LC Effective Date”), Tenant shall deliver to Landlord, as protection for Landlord to assure the full and faithful performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”), in substantially the form attached hereto as Exhibit 1 and containing the terms required herein, payable in San Francisco, California running in favor of Landlord issued by a solvent nationally recognized bank with a long term rating of BBB or higher (as rated by Moody’s Investors Service or Standard & Poor’s), and under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the LC Amount (as defined in Section 6 below). The Letter of Credit shall be (A) ”callable” at sight, irrevocable and unconditional, (B) subject to the terms of this LC Rider, maintained in effect, whether through renewal or extension, for the entire period from the LC Effective Date and continuing until the date (the “LC Expiration Date”) which is ninety (90) days after the Expiration Date (as may be extended), and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (C) subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, (D) fully assignable by Landlord, and (E) permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same (the “Bank”)) shall be acceptable to Landlord, in Landlord’s sole discretion, and shall provide, among other things, in effect that: (I) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the Bank of Landlord’s (or Landlord’s then managing agent’s) written statements that (1) such amount is due to Landlord under the terms and conditions of the Lease, (2) Tenant has filed a voluntary petition under the Federal Bankruptcy Code or (3) an involuntary petition has been filed against Tenant under the Federal Bankruptcy Code and not dismissed within thirty (30) days after filing, it being understood that if Landlord or its managing agent is a limited liability company, corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity); and (II) the Letter of Credit will be honored by the Bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement.

2. The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of

LETTER OF

CREDIT RIDER

whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to the Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and Tenant shall use commercially reasonable efforts to cause the Bank to waive any transfer and processing fees charged by Bank in connection therewith; provided, however, that in the event that Tenant is not successful in causing the Bank to waive such transfer and processing fees, despite using commercially reasonable efforts to do so, Landlord, and not Tenant, shall be responsible for the payment of same.

3. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency and any such additional letter of credit shall comply with all of the provisions of this LC Rider, and if Tenant fails to comply with the foregoing, the same shall constitute an Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof, and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this LC Rider, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this LC Rider and the proceeds of the Letter of Credit may be applied by Landlord against any rent payable by Tenant under the Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under the Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any rent payable by Tenant under the Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under the Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

LETTER OF

CREDIT RIDER

4. Tenant hereby acknowledges and agrees that Landlord is entering into the Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Event of Default on the part of Tenant under the Lease. If there shall occur an Event of Default under the Lease as set forth in Article 18 of the Lease, Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole, to cure any Event of Default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. The foregoing sentence shall not prevent Tenant from pursuing legal action against Landlord asserting that a draw under the Letter of Credit was improper. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

5. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

6. Notwithstanding anything herein to the contrary, for so long as Tenant’s Net Worth (as defined below) equals or exceeds Fifteen Million Dollars ($15,000,000.00) (the “Threshold Net Worth Amount”) Landlord shall have no right to require Tenant to provide Landlord with a Letter of Credit. In the event that at any time Tenant’s Net Worth is less than the Threshold Net Worth Amount, Landlord shall have the right to require Tenant to provide Landlord with a Letter of Credit in the amount of                              Dollars ($                    ) [LANDLORD TO PROVIDE] (the “Letter of Credit Amount”), which Letter of Credit shall be in compliance with and subject to the terms and conditions of this LC Rider. To the extent that after Tenant provides Landlord with such Letter of Credit Tenant’s Net Worth equals or exceeds the Threshold Net Worth Amount for a period of          [LANDLORD TO PROVIDE] or more consecutive fiscal year quarters, Landlord shall return the Letter of Credit to Tenant within fifteen (15) days after Tenant’s request therefor. To the extent that at any time after the date Landlord returns the Letter of Credit to Tenant Tenant’s Net Worth falls below the Threshold Net Worth Amount, the foregoing provisions of this Section 6 shall apply, and Landlord shall have the right to require Tenant to provide Landlord with a Letter of Credit in the

LETTER OF

CREDIT RIDER

LC Amount which Letter of Credit shall be in compliance with and subject to the terms and conditions of this LC Rider. As used herein, “Net Worth” means Tenant’s assets (excluding goodwill) minus liabilities (including contingent liabilities) as calculated in accordance with generally accepted accounting principles.

LETTER OF

CREDIT RIDER

EXHIBIT 1 TO

LC RIDER

__________________________________________
__________________________________________
__________________________________________
__________________________________________
Contact Phones:	_____________________________

IRREVOCABLE LETTER OF CREDIT

, 20	Our irrevocable standby Letter of Credit: No.

Beneficiary: Knickerbocker Properties, Inc. XXXIII c/o Cushman & Wakefield of California 525 Market Street, 14th Floor San Francisco, CA 94105	Applicant: BRE Properties, Inc., 525 Market Street, Suite 400 San Francisco, CA 94105

Amount: Exactly USD $ ( and No/100 Dollars)

Final Date of Expiration:

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No.                                  in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $                     (                                              and No/100 Dollars).

This Letter of Credit is available with us at our above office by presentation of your draft drawn on us at sight bearing the clause: “Drawn under                                  [INSERT NAME OF BANK] Letter of Credit No.                             ” and accompanied by the following:

1. Beneficiary’s signed certification purportedly signed by an authorized officer or agent stating:

(A) “Such amount is due to the Beneficiary as landlord under the terms and conditions of that certain lease agreement dated                     , 200     for premises located at 525 Market Street, San Francisco, California”; or

(B) “The Bank has notified us that this Letter of Credit will not be extended beyond the current expiration date of this Letter of Credit;” or

(C) “Tenant has filed a voluntary petition under the Federal Bankruptcy Code;” or

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(D) “An involuntary petition has been filed against Tenant under the Federal Bankruptcy Code.”

2. The original of this Letter of Credit.

Special conditions:

Partial draws under this Letter of Credit are permitted. Notwithstanding anything to the contrary contained herein, this Letter of Credit shall expire permanently without renewal on                         .

This Letter of Credit shall be automatically extended for an additional period of one (1) year, without amendment, from the present or each future expiration date but in any event not beyond                          which shall be the final expiration date of this Letter of Credit, unless, at least sixty (60) days prior to the then current expiration date we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us of the documents described in Paragraph 1 above on or before the expiration date of this Letter of Credit, without inquiry as to the accuracy thereof and regardless of whether Applicant disputes the content of any such documents or certifications.

This Letter of Credit is transferable and any such transfer may be effected by us, provided that you deliver to us your written request for transfer in form and substance reasonably satisfactory to us. Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all or any portion of Beneficiary’s interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Beneficiary of Beneficiary’s rights and interests in and to the Lease. The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

Except so far as otherwise expressly stated, this documentary credit is subject to Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber Of Commerce Publication No. 500.

By:
Authorized signature

Please direct any correspondence including drawing or inquiry quoting our reference number to the above referenced address.

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IN WITNESS WHEREOF, Landlord and Tenant caused their duly authorized representatives to execute this LC Rider as of the day and date first above written.

“Landlord”:

KNICKERBOCKER PROPERTIES, INC. XXXIII, a Delaware corporation

By:
Printed Name:
Its:

“Tenant”:

BRE PROPERTIES, INC.,
a Maryland corporation

By:
Printed Name:
Its:

By:
Printed Name:
Its:

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